UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ________________________

 SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
 ________________________

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☐	Soliciting Material under §240.14a-12
FORESTAR GROUP INC.
(Name of Registrant as Specified In Its Charter)
 ___________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
To Be Held January 19, 2021

To Forestar Stockholders:

WHEN AND WHERE THE ANNUAL MEETING OF STOCKHOLDERS WILL BE HELD

The 2021 Annual Meeting of Stockholders will be held at 2401 E. Lamar Blvd., Arlington, Texas 76006, on Tuesday, January 19, 2021, at 9:00 a.m. Central Time.

PURPOSES OF THE MEETING

The meeting will be held for the following purposes:

1.To elect the five nominees named in the attached Proxy Statement as directors to serve on our Board of Directors. These five directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications.
2.To seek an advisory vote on the approval of our executive compensation.
3.To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2021.
4.To transact any other business that is properly raised for discussion at the 2021 Annual Meeting or any later meeting if the 2021 Annual Meeting is adjourned or postponed.

WHO CAN ATTEND AND VOTE

Our Board of Directors has set the close of business on November 25, 2020 as the record date for determining who is a stockholder entitled to receive notices about the 2021 Annual Meeting and to vote at the meeting or any later meeting if the 2021 Annual Meeting is adjourned or postponed. Only stockholders who own stock on the record date are entitled to receive notices about the 2021 Annual Meeting and to vote at the meeting.

If you need help voting your shares, please call 866-232-3037 (domestic) or 720-358-3640 (international).

DONALD J. TOMNITZ
Executive Chairman
December 9, 2020
Arlington, Texas

Your vote is important. You are invited to attend the meeting in person, although due to the public health impact of the COVID-19 pandemic, anyone who does not feel well should not attend. Attendees will be expected to comply with important health and safety protocols as recommended by the Centers for Disease Control and Prevention, including: wearing an appropriate face covering at all times, hand washing and/or applying hand sanitizer upon arrival and maintaining a six-feet distance from other attendees. If it is determined that a change in the date, time or location of the 2021 Annual Meeting or a change to a virtual meeting format is advisable or required, an announcement of such changes will be made through a press release, additional proxy materials filed with the Securities and Exchange Commission, and on the Investor Relations section of our website. Please check this website in advance of the meeting date if you are planning to attend in person.

If you need directions to the meeting location, you may contact our Corporate Secretary by phone at (817) 769-1860 or by mail at 2221 E. Lamar Blvd., Suite 790, Arlington, Texas 76006. Whether or not you plan to attend the meeting, and no matter how many shares you own, please vote over the internet or by telephone, or, if you received by mail or printed a paper proxy card, you may also vote by signing, dating and returning the proxy card by mail. By voting before the meeting, you will help us ensure that there are enough stockholders voting to hold a meeting and avoid added proxy solicitation costs. If you attend the meeting, you may vote in person, if you wish, even if you have previously submitted a proxy. You may revoke your proxy at any time by following the instructions under “Voting Information — How You Can Change or Revoke Your Vote.”

Important Notice Regarding Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders to be held on January 19, 2021. The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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2221 E. Lamar Blvd., Suite 790
Arlington, Texas 76006

PROXY STATEMENT
for the
2021 ANNUAL MEETING OF STOCKHOLDERS

VOTING INFORMATION

General

Our Board of Directors seeks your proxy for use in voting at our 2021 Annual Meeting of Stockholders to be held on Tuesday, January 19, 2021, at 9:00 a.m. Central Time at 2401 E. Lamar Blvd., Arlington, Texas 76006, or at any later meeting if the 2021 Annual Meeting is adjourned or postponed. This Proxy Statement, our 2020 Annual Report to Stockholders (which includes our audited financial statements) (“Annual Report”) and proxy card or voting instructions were made available to you over the internet on or about December 9, 2020. The Annual Report does not constitute any part of the material for the solicitation of proxies.

Record Date

Holders of our common stock as of the close of business on November 25, 2020, the record date, may vote at the 2021 Annual Meeting, either in person or by proxy. At the close of business on November 25, 2020, there were 48,073,927 shares of our common stock outstanding and entitled to vote at the 2021 Annual Meeting. The common stock is our only authorized voting security, and each share of our common stock is entitled to one vote on each matter properly brought before the meeting.

Purpose of the Annual Meeting

At the 2021 Annual Meeting, the stockholders will be asked to vote on the following proposals:

Proposal No. 1:	Election of the five nominees named in this Proxy Statement as directors to serve on our Board of Directors.

Proposal No. 2:	Advisory vote on the approval of our executive compensation.

Proposal No. 3:	Ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2021.

Internet Availability of Proxy Materials

We are using the rule of the Securities and Exchange Commission (“SEC”) that allows companies to furnish proxy materials to their stockholders over the internet. In accordance with this rule, on or about December 9, 2020, we sent stockholders of record at the close of business on November 25, 2020, a Notice Regarding the Internet Availability of Proxy Materials (“Notice”). The Notice contains instructions on how to access our Proxy Statement, Annual Report and proxy card via the internet and how to vote. You will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis.

Stockholders Sharing the Same Address

The broker, bank or other nominee of any stockholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of the Notice to multiple stockholders sharing an address, unless the broker, bank or nominee has received contrary instructions from one or more of the stockholders.

In addition, with respect to record holders, in some cases, only one copy of the Notice will be delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will deliver free of charge a separate copy of the Notice to a stockholder at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of our Notices in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company’s contact information for these purposes is: Forestar Group Inc., 2221 E. Lamar Blvd., Suite 790, Arlington, Texas 76006, Attention: Corporate Secretary; (817) 769-1860.

Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares, and the Notice has been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares, and a Notice of internet availability of proxy materials has been forwarded to you by your broker, bank or other nominee, who is the stockholder of record. You will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

Voting Your Shares

If you hold shares in your own name as a stockholder of record, you may cast your vote in one of four ways:
•By Submitting a Proxy by Internet. You may submit a proxy via the internet 24 hours a day, 7 days a week on the website www.proxyvote.com. To be valid, your proxy by internet must be received by 11:59 p.m., Eastern Time, on January 18, 2021. Please have your Notice in hand when you access the website and follow the instructions to create an electronic voting instruction form.
•By Submitting a Proxy by Telephone. You may submit a proxy by telephone 24 hours a day, 7 days a week by calling 1-800-690-6903. Follow the simple instructions provided by the recorded message. To be valid, your proxy by telephone must be received by 11:59 p.m., Eastern Time, on January 18, 2021.
•By Submitting a Proxy by Mail. If you have printed the proxy card from the website or received, upon request, a hard copy of the proxy card and wish to submit your proxy by mail, you must mark your proxy card, sign and date it, and return it in the prepaid envelope that has been provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To be valid, your proxy by mail must be received prior to the 2021 Annual Meeting.
•At the Annual Meeting. You can vote your shares in person at the 2021 Annual Meeting.

If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. The availability of telephone or internet voting will depend on the voting process of the institution holding your shares. Please check with your bank or broker and follow the voting procedures they provide to vote your shares.

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If your shares are held in your own name as a stockholder of record and you return your signed proxy card or vote by telephone or internet but do not specify a voting choice, your shares will be voted as follows:
•FOR election of the director nominees under the caption “Election of Directors.”
•FOR advisory vote on the approval of our executive compensation.
•FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2021.

Broker Discretionary Voting if You Do Not Instruct Your Broker on How to Vote Your Shares

Brokers do not have discretionary authority to vote on the proposals to elect directors or to make an advisory vote on executive compensation if they do not receive instructions from a beneficial owner. Accordingly, if you are a beneficial owner, you must instruct your broker on how to vote your shares on these proposals for your votes to be counted. Brokers have discretionary authority to vote on the ratification of selection of auditors if they do not receive instructions from a beneficial owner.

Voting in Person at the Annual Meeting

If you hold shares in your own name as a stockholder of record, you are invited to attend the 2021 Annual Meeting and cast your vote at the meeting by properly completing and submitting a ballot at the meeting. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you are invited to attend the meeting in person, but to vote at the meeting you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.

How You Can Change or Revoke Your Vote

If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins at the 2021 Annual Meeting by:
•giving written notice of revocation to our Corporate Secretary at any time before the voting begins;
•signing and delivering a proxy that is dated after the proxy you wish to revoke;
•attending the meeting and voting in person by properly completing and submitting a ballot; or
•if you submitted a proxy by telephone or internet, by submitting a subsequent proxy by telephone or internet.

Attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.

We must receive your notice of revocation or later-dated proxy at or prior to voting at the 2021 Annual Meeting for it to be effective. It should be delivered to:
Forestar Group Inc.
2221 E. Lamar Blvd., Suite 790
Arlington, Texas 76006
Attention: Corporate Secretary

Alternatively, you may hand deliver a written revocation notice, or a later-dated proxy, to the Corporate Secretary at the meeting before the voting begins.

If you are the beneficial owner of your shares held in street name and you wish to change your vote, please check with your bank or broker and follow the procedures provided by them.

Quorum

The presence at the 2021 Annual Meeting, in person or by proxy, of holders of 24,036,964 shares (a majority of the votes entitled to be cast by the stockholders entitled to vote as of the record date) is required to constitute a quorum to transact business at the meeting. Proxies marked “abstain” and broker “non-votes” (each of which are explained below) will be counted in determining the presence of a quorum.

If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of the votes entitled to be cast by the stockholders, present in person or by proxy at the meeting (which may be voted by the proxyholders at the meeting), may, without further notice to any stockholder (unless a new record date is set or the adjournment is for more than 30 days), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum. At any such adjourned meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called.

Abstentions

An abstention occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular proposal. An abstention with respect to any proposal will not be counted as a vote “cast” for or against the proposal. Consequently, an abstention with respect to any of the proposals scheduled for a vote at the annual meeting will not affect the outcome of the vote.

Broker Non-Votes

Broker “non-votes” are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers so the broker is unable to vote those uninstructed shares. A broker “non-vote” with respect to a proposal will not be counted as a vote “cast” for or against the proposal. Consequently, a broker “non-vote” with respect to any of the proposals scheduled for a vote at the annual meeting will not affect the outcome of the vote.

Required Votes

Election of Directors

To elect a director nominee, the votes cast “for” that nominee must exceed the votes cast “against” that nominee. In accordance with our corporate governance guidelines, each incumbent nominee who does not receive the required vote for election must tender his or her resignation to our Executive Chairman for consideration by the Nominating and Governance Committee of our Board of Directors. For more information on the operation of our majority voting standard, see the section on “Election of Directors.” Stockholders may not cumulate votes in the election of directors.

Advisory Approval of the Company’s Executive Compensation

To approve the non-binding resolution regarding approval of executive compensation, the “for” votes cast in favor of the matter must exceed the “against” votes cast against the matter.

Ratification of Independent Auditors

To ratify the appointment of our independent registered public accounting firm, the “for” votes cast in favor of the matter must exceed the “against” votes cast against the matter.

Proxy Solicitation; Counting the Votes

We are soliciting your proxy for the 2021 Annual Meeting and will pay all the costs of the proxy solicitation process. Our directors, officers and employees may solicit the return of proxies by personal contact, mail, electronic mail, facsimile, telephone or the internet. We may also issue press releases asking for your vote or post letters or notices to you on our website, www.forestar.com. Our directors, officers and employees will not receive additional compensation for such solicitation, but will be reimbursed for out-of-pocket expenses. We will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock. We will reimburse them for costs they incur in the solicitation.

ELECTION OF DIRECTORS

Stockholder’s Agreement

In October 2017, we became a majority-owned subsidiary of D.R. Horton, Inc. ("D.R. Horton") (the “Merger”) and a controlled company under New York Stock Exchange rules. As a controlled company, we are not required to have a majority of independent directors, an independent compensation committee, or an independent nominating committee. However, at this time we intend to continue to maintain a majority of independent directors and both an independent compensation committee and nominating committee.

In connection with the Merger, we entered into a Stockholder’s Agreement with D.R. Horton (the “Stockholder’s Agreement”) that provides for certain board and board committee appointment rights. Under the terms of the Stockholder’s Agreement and our Second Amended and Restated Certificate of Incorporation, our Board consists of five directors, comprised of four individuals designated by D.R. Horton (which includes our Executive Chairman and at least two independent directors) and one individual designated by the Nominating and Governance Committee, as the Non-Stockholder Designee (as defined in the Stockholder's Agreement).

On August 2, 2019, the Company's Board and Nominating and Governance Committee designated, and the Company’s Board of Directors appointed, Lisa H. Jamieson to serve as director as the Non-Stockholder Designee.

At the time of the Merger, D.R. Horton designated Mr. Samuel R. Fuller, Mr. G.F. (Rick) Ringler, III, Mr. Donald C. Spitzer and Mr. Donald J. Tomnitz as directors.

As such, our Board of Directors currently consists of five directors, all of whom are up for reelection at the 2021 Annual Meeting of Stockholders. All of those director nominees, Mr. Fuller, Ms. Jamieson, Mr. Ringler, Mr. Spitzer and Mr. Tomnitz, if elected, will serve until the 2022 Annual Meeting of Stockholders.

At all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, the Board will have five directors unless otherwise agreed in writing between us (as approved by a majority of our independent directors) and D.R. Horton, and D.R. Horton will have the right to designate a number of directors equal to the percentage of our voting securities beneficially owned by D.R. Horton and its affiliates multiplied by the total number of directors that we would have if there were no vacancies, rounded up to the nearest whole number (and in any event not less than one). We and D.R. Horton have also each agreed to use reasonable best efforts to cause at least three of the directors to be considered “independent” under the rules of the SEC and under applicable listing standards.

For more information on the Stockholder’s Agreement, see the section on “Certain Relationships and Related Party Transactions — Stockholder’s Agreement.” Additional information regarding the Stockholder’s Agreement, including a copy of the Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Director Elections Standard and Resignation Policy

Our amended and restated bylaws include a voting standard in uncontested elections of directors (as is the case for this annual meeting) of a majority of votes cast in the election. Under the majority of votes cast standard, a director nominee is elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. In contested elections (that is, those in which the number of nominees exceeds the number of directors to be elected), the voting standard is a plurality of votes cast, which means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

Our Board of Directors also adopted a director resignation policy, which is set forth in the corporate governance guidelines available at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section of our website. This policy sets forth the procedures that will apply in the event that a director does not receive the requisite majority of votes cast “for” his or her election. In summary, an incumbent director nominee who fails to receive the required vote for election will, within five days after certification of the election results, tender his or her resignation to our Executive Chairman for consideration by the Nominating and Governance Committee of our Board of Directors. The Nominating and Governance Committee will consider the resignation and, within 45 days after the date of the stockholders meeting at which the election of directors occurred, will make a recommendation to the Board of Directors on whether to accept or reject the resignation. The Board of Directors will act on the Committee’s recommendation within

90 days after the date of the stockholders meeting. The director whose resignation is under consideration will not participate in the Committee or Board of Directors’ decision with respect to accepting or rejecting his or her resignation as director. If a resignation is not accepted by the Board of Directors, the director will continue to serve. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board of Directors, that vacancy can be filled by action of the Board.

Following the Board’s decision on whether to accept or reject the resignation, we will publicly disclose the Board’s decision, together with an explanation of the process by which the decision was made and, if applicable, the Board’s reason(s) for rejecting the tendered resignation.

Director Qualifications

Our Nominating and Governance Committee is charged with assuring that the proper skills and experience are represented on our Board. Our corporate governance guidelines include a non-exclusive list of qualifications that should be considered in reviewing director candidates. The qualifications take into account business experience, independence, our business, geographic locations, diversity of backgrounds and skills and other factors. We expect all our directors to possess the highest personal and professional ethics, integrity and values. We also expect our directors to be committed to the long-term interests of our stockholders as a whole as distinguished from the specific interest of any particular stockholder.

Nominees

Unless you specify otherwise on your proxy, the persons named as proxies in such proxy intend to vote for the election of the nominees listed below to serve as directors.

Mr. Fuller, Ms. Jamieson, Mr. Ringler, Mr. Spitzer and Mr. Tomnitz are standing for election as directors to serve until the 2022 Annual Meeting of Stockholders, or until their replacements are duly elected and meet all requirements. All nominees are presently serving as directors. After review of their qualifications, the Nominating and Governance Committee recommended them as nominees to the full Board, and the full Board subsequently voted unanimously to recommend them to the stockholders as nominees. All of the nominees other than Ms. Jamieson, who was designated by our Nominating and Governance Committee, were designated by D.R. Horton for nomination as directors pursuant to the Stockholder’s Agreement with D.R. Horton. For a description of the Stockholder’s Agreement, see the sections “Election of Directors — Stockholder’s Agreement” and “Certain Relationships and Related Party Transactions — Stockholder’s Agreement.”

We did not pay a fee to any third party to identify or evaluate or to assist in identifying or evaluating potential nominees.

Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named as proxies in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed by the proxy to do otherwise.

A brief summary of each director’s principal occupation, recent professional experience, certain specific qualifications considered by the Nominating and Governance Committee and the Board and directorships at other public companies in the past five years, if any, is provided below.

Samuel R. Fuller	Age: 77

Director since October 2017

Principal Occupation and Other Information

Samuel R. Fuller has been retired since 2008, having obtained significant experience in accounting and financial roles through his employment with D.R. Horton from 1992 until his retirement. He served as Controller of D.R. Horton from 1995 until his promotion to Chief Financial Officer in 2000 and was a member of the Board of Directors from 2000 until 2003. Mr. Fuller has served on the Board of Directors of the Company since October 2017. Mr. Fuller holds a Bachelor of Arts degree in Accounting from the University of Oregon and a Master of Business Administration in Finance from the University of Texas at Arlington.

Mr. Fuller has significant knowledge and experience in accounting, finance and internal control over financial reporting in a public company environment.

Lisa H. Jamieson	Age: 60

Director since August 2019

Principal Occupation and Other Information

Lisa H. Jamieson is a shareholder of Bourland, Wall and Wenzel, P.C., where she has been practicing law since 2018. Ms. Jamieson was a partner with the firm of Shannon, Gracey, Ratliff & Miller, LLP from January of 2008 until November of 2016. In November 2016, Ms. Jamieson joined the law firm of Pope, Hardwicke, Christie, Kelly & Taplett, LLP. Ms. Jamieson is experienced in all facets of estate planning and probate law, is Board Certified in Estate Planning and Probate Law by the Texas Board of Legal Specialization and is a Certified Public Accountant. Ms. Jamieson's practice includes sophisticated business and estate tax planning, administration of dependent and independent estates, guardianships for incapacitated adults and counseling and representing trustees.

Ms. Jamieson is licensed in Texas, having graduated from Baylor University School of Law. She is a Fellow in the American College of Trust and Estate Counsel and is the past President of the Tarrant County Probate Bar. Ms. Jamieson is a former Chair of the Real Estate, Probate and Trust Law Section of the State Bar of Texas, the largest section of the State Bar. She also has chaired the Guardianship Code Committee of the Section as well as Chair of the Jurisdiction Committee which revised the jurisdiction statutes of decedents' estates and guardianships in anticipation of the codification of the Texas Probate Code.

Ms. Jamieson provides knowledge in the accounting field as a certified public accountant. She also has management experience gained through her positions held in several sections of the State Bar and her tenured experience in her law practice.

G.F. (Rick) Ringler, III	Age: 73

Director since October 2017

Principal Occupation and Other Information

G. F. (Rick) Ringler, III has provided real estate and financial consulting to various former customers since his retirement from commercial banking in 2012. From 2006 to retirement in 2012 he served as Senior Vice President — Commercial and Real Estate Lending for Frost Bank. He previously served on the Board of Directors of First National Bank of Burleson and Landmark Bank of Fort Worth, where he was the Chief Lending Officer. He also was a Lending Officer at three other bank groups, for a total of six over a career in banking that spanned 44 years from 1968 to 2012. Mr. Ringler has served on the Board of Directors of the Company since October 2017. Mr. Ringler holds a Bachelor of Business Administration in Finance from Texas Christian University.

Mr. Ringler has significant experience in commercial and residential real estate construction and development financing.

Donald C. Spitzer	Age: 71

Director since October 2017

Principal Occupation and Other Information

Donald C. Spitzer has served as Chief Financial Officer for a family business with a variety of business and investment interests since October 2014. Mr. Spitzer is a licensed Certified Public Accountant and gained significant audit experience working at KPMG, an international public accounting firm, for 39 years. He served as Partner of KPMG for many years as well as serving on the KPMG Board of Directors from 1997 until 2004. Mr. Spitzer has served on the Board of Directors of the Company since October 2017. Mr. Spitzer has served as a member of the Board of Directors of AirBorn, Inc., a privately-held manufacturer of electronic components, since 2014, and he serves on the AirBorn Audit and Compensation Committees. Mr. Spitzer holds a Bachelor of Business Administration in Accounting from Baylor University.

Mr. Spitzer is an expert in accounting and financial reporting, including internal control over financial reporting.

Donald J. Tomnitz	Age: 72

Director since October 2017

Principal Occupation and Other Information

Donald J. Tomnitz has served as our Executive Chairman of the Board since October 2017. Prior to joining the Company, Mr. Tomnitz was a consultant to D.R. Horton from October 2014 to September 2017. From November 1998 to September 2014, Mr. Tomnitz was the Vice Chairman and Chief Executive Officer of D.R. Horton, after having served as its President, an Executive Vice President and as President of D.R. Horton’s Homebuilding Division. Mr. Tomnitz also served on the Board of Directors of D.R. Horton until October 2014. Before joining D.R. Horton, Mr. Tomnitz was a Captain in the U.S. Army, a Vice President of RepublicBank of Dallas, N.A. and a Vice President of Crow Development Company, a Trammell Crow Company. Mr. Tomnitz holds a Bachelor of Arts in Economics from Westminster College and a Master of Business Administration in Finance from Western Illinois University.

Mr. Tomnitz has significant knowledge and experience in the real estate development and homebuilding industries, including public company chief executive officer experience.

The Board of Directors Recommends a Vote “FOR” the Election of Mr. Fuller,
Ms. Jamieson, Mr. Ringler, Mr. Spitzer and Mr. Tomnitz as Directors of the Company.

Other Executive Officers

Daniel C. Bartok, age 64, has served as our Chief Executive Officer since December 2017. Prior to joining Forestar, he served as Executive Vice President of Wells Fargo Bank as head of its Owned Real Estate Group from 2008 to 2017. Prior to joining Wells Fargo, he was President of Clarion Realty, Inc., a real estate development company operating across multiple states, with an emphasis on residential land development and homebuilding. Mr. Bartok began his career at Price Waterhouse LLP (now PricewaterhouseCoopers LLP). Mr. Bartok holds a Bachelor of Science degree in Accountancy from the University of Illinois.

James D. Allen, age 61, is our Chief Financial Officer. Mr. Allen joined Forestar in March 2020 with over 35 years of operating and financial experience in multiple industries, including manufacturing. Mr. Allen served as a Senior Operating Partner at Palm Beach Capital, a private equity investment firm, from 2019 to March 2020, where he was responsible for operational oversight and executive and financial support for the firm’s portfolio companies. Prior to joining Palm Beach Capital, he served as CFO of Hollander Sleep Products, a supplier of bedding products, from 2015 to 2018. He has also held a variety of executive roles at both private and public companies, including Operating Vice President and Group CFO of Sun Capital Partners from 2003 to 2014, Chief Administrative Officer of Mattress Firm Inc. and a variety of C-Suite roles at Tandycrafts Inc. after spending 10 years at PricewaterhouseCoopers LLP where he began his career. Mr. Allen graduated from Evangel University with a BBA in Accounting and Management. Since February 2016, Mr. Allen has served on the Board of Directors for Flexshopper, Inc. (Nasdaq:FPAY), including serving on their Audit and Compensation Committees.

How Nominees are Selected

Our Nominating and Governance Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of our Board, as described in more detail in the corporate governance guidelines available at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section of our website. The corporate governance guidelines encourage board membership composed of diverse background skills and substantive pertinent experience and diversity among the directors as a whole.

Our Board approves the nominees to be submitted to the stockholders for election as directors. Our Nominating and Governance Committee and our Board consider whether non-employee director nominees are independent as defined in the corporate governance listing standards of the New York Stock Exchange (“NYSE”) and whether they have a prohibited conflict of interest with our business.

Our Nominating and Governance Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the annual meeting of stockholders and who comply with the advance notice procedures for director nominations set forth in our amended and restated bylaws. These procedures require that notice of the director nomination be made in writing to our Corporate Secretary. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to such anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting date is first mailed to stockholders or made public, whichever occurs first. In the case of a special meeting of stockholders at which directors are to be elected, notice must be received not later than the close of business on the 10th day following the date on which notice of the special meeting date is first mailed to stockholders or made public, whichever occurs first. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as candidates identified through other means, which include taking into consideration the needs of the Board and the qualifications of the candidates. Our amended and restated bylaws require the notice of director nomination to include certain specified information regarding the nominating stockholder and the nominee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

We maintain a written policy and procedures for the review, approval or ratification of any related party transactions that we are required to report under this section of the Proxy Statement.

Under the related party transaction policy, any transaction, arrangement or relationship between us and a related party must be reviewed by the Nominating and Governance Committee, unless pre-approved under the policy. The policy deems the following transactions, arrangements or relationships to be pre-approved:
•compensation arrangements required to be reported under the Director or Executive Compensation sections of the proxy statement;
•compensation arrangements with an executive officer who is not an immediate family member of another related party;
•business expense reimbursements;
•transactions with an entity in which the related party owns less than 10% of the other entity;
•transactions with an entity in which the related party is a director only;
•transactions with an entity in which the related party is not an executive officer or a partner;
•indebtedness for transactions in the ordinary course of business;
•transactions available to all employees in the ordinary course of business; and
•transactions between D.R. Horton and us that are contemplated by, and approved in accordance with (i) Section 6.2 of our Second Amended and Restated Certificate of Incorporation, (ii) the Stockholder’s Agreement between D.R. Horton and us dated June 29, 2017 and (iii) the Master Supply Agreement between D.R. Horton and us dated June 29, 2017, all of which were approved by our stockholders at a Special Meeting of Stockholders held on October 3, 2017, provided such transactions are approved by our Investment Committee and/or Board of Directors (independent directors) as contemplated in such governing documents and agreements.

Under the policy, the Nominating and Governance Committee, in the course of review of a potentially material related party transaction, will consider, among other things, whether the transaction is in our best interest, whether the transaction is entered into on an arms-length basis, whether the transaction conforms to our Standards of Business Conduct and Ethics and whether the transaction impacts a director’s independence under the NYSE listing standards. A related party transaction that has been approved or ratified by the independent members of our Board of Directors does not require approval or ratification by the Nominating and Governance Committee.

If we enter into a related party transaction that has not received approval of the Nominating and Governance Committee, Board of Directors or was pre-approved under our policy, or a transaction that was not originally a related party transaction but later becomes a related party transaction, the Nominating and Governance Committee must review the transaction promptly and may ratify the transaction. Unless there is a compelling business or legal reason for us to continue with the transaction, the Nominating and Governance Committee may only ratify the transaction if it determines that the transaction is fair to us and any failure to comply with the related party transaction policy was not due to fraud or deceit.

Related party transactions between D.R. Horton and us that have been approved by our Investment Committee (i.e., transactions of $20 million or less) and are of the type contemplated in Section 6.2 of our Second Amended and Restated Certificate of Incorporation, the Stockholder’s Agreement between D.R. Horton and us dated June 29, 2017 and the Master Supply Agreement between D.R. Horton and us dated June 29, 2017 may be ratified by the Nominating and Governance Committee on a quarterly basis or at the next scheduled meeting of the Nominating and Governance Committee at which the Committee chairperson includes such item on the meeting agenda.

Stockholder’s Agreement

In connection with the Merger, we entered into a Stockholder’s Agreement with D.R. Horton that provides for certain board and board committee appointment rights and certain approval rights. For a discussion of the board and board committee approval requirements, see “Election of Directors — Stockholder’s Agreement” and “Board Matters — Board Committees and Stockholder’s Agreement.”

Also under the Stockholder’s Agreement and our Second Amended and Restated Certificate of Incorporation, we must maintain an investment committee (which will not be considered a committee of the Board) (the “Investment Committee”), the members of which will be our officers or employees who are (a) experienced professionals in the land acquisition and development business or (b) the chief executive officer, the chief financial officer, the general counsel or the president of community development (or any person serving in an equivalent role). Our Executive Chairman will be a member of the Investment Committee at all times. The other members of the Investment Committee will be appointed by the Nominating and Governance Committee. The Investment Committee is vested with sole responsibility over investment decisions involving capital expenditures of $20 million or less (each, an “Investment Committee Approval Transaction”). All decisions of the Investment Committee will require the approval of a majority of the members of the Investment Committee. Any investment decision that does not involve an Investment Committee Approval Transaction will be subject to approval by the Board (independent members). Currently, our Investment Committee consists of Mr. Tomnitz, Mr. Bartok and Mr. Allen.

For so long as D.R. Horton and its affiliates beneficially own 35% or more of our voting securities, we may not take any of the following actions without the prior written consent of D.R. Horton: (i) declare or make any extraordinary or in-kind dividend other than a dividend on a pro rata basis to all stockholders or a dividend to us or any of our wholly-owned subsidiaries; (ii) issue any new class of equity or voting securities; (iii) issue equity or equity-linked securities or voting securities (a) in the case of securities issued as employee compensation, constituting 1% or more of the then outstanding shares of our common stock in any calendar year or (b) in any other case, constituting 10% or more of the then-outstanding number of shares of our common stock; (iv) incur indebtedness above certain levels; (v) select, terminate or remove certain key officers or change their compensation arrangements; (vi) make or approve any fundamental change in our business of developing residential and mixed-use real estate; (vii) acquire assets or enter into mergers or similar acquisitions involving capital expenditures in excess of $20 million; (viii) effect or approve any voluntary liquidation, dissolution or winding-up or certain events of bankruptcy or insolvency; or (ix) enter into any strategic alliance or commercial agreement of a nature similar to the Master Supply Agreement (as described below) with a person other than D.R. Horton.

In addition, at all times when D.R. Horton and its affiliates beneficially own 35% or more of our voting securities, we may not take any of the following actions without approval of a majority of the independent directors who are not also affiliated with D.R. Horton: (i) enter into, amend, modify, terminate or approve any transaction between us, on one hand, and D.R. Horton or any of its affiliates, on the other hand, or enter into any waiver, consent or election thereunder (other than an Investment Committee Approval Transaction); (ii) amend, modify or terminate, or enter into any waiver, consent or election under, the Stockholder’s Agreement or enter into any merger or business combination with D.R. Horton or any of its affiliates; (iii) enter into any merger, business combination or similar transaction in which D.R. Horton receives consideration for our common stock of greater value or in a different form than our other stockholders; or (iv) settle any claim between us and D.R. Horton (other than an Investment Committee Approval Transaction).

For so long as D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, we may not amend our or our subsidiaries’ organizational documents in any manner that could adversely affect the rights of D.R. Horton under the Stockholder’s Agreement. In addition, we may not amend our or our subsidiaries’ organizational documents in any manner that could adversely affect the rights of our other stockholders under the Stockholder’s Agreement.

Except in certain cases, D.R. Horton has a pre-emptive right (but not the obligation) to participate in any issuance of equity or other securities by us by purchasing up to D.R. Horton’s and its subsidiaries’ pro rata portion of such equity or other securities at the price and otherwise upon the same terms and conditions as offered to other investors.

Pursuant to the customary registration rights with respect to our common stock held by D.R. Horton, its affiliates and their permitted transferees provided for by the Stockholder’s Agreement, we filed an effective shelf registration statement permitting the resale of our common stock by D.R. Horton, its affiliates and their permitted transferees with the SEC on September 24, 2018, which became effective on October 4, 2018. D.R. Horton also has the right, subject to certain limitations, to require us to register our common stock held by D.R. Horton for resale. D.R. Horton also has piggyback registration rights in connection with offerings of our common stock by us or our other stockholders. The Stockholder’s

Agreement also provides that D.R. Horton and its affiliates will not be prohibited from engaging in business opportunities independently of us unless the opportunity is offered to an individual who is both an officer or director of D.R. Horton or its affiliates and an officer or director of ours and the offer is made in writing to the individual in his or her capacity as an officer or director of us.

The Stockholder’s Agreement will terminate on the first day that D.R. Horton and its affiliates beneficially own less than 15% of our voting securities, provided that the provisions of the Stockholder’s Agreement relating to D.R. Horton’s registration rights, the waiver of business opportunities and certain customary provisions will survive the termination of the Stockholder’s Agreement.

Additional information regarding the Stockholder’s Agreement, including a copy of the Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Master Supply Agreement

In connection with the Merger, we entered into a Master Supply Agreement with D.R. Horton. The terms of the Master Supply Agreement, unless earlier terminated, continue until the earlier of (a) the date that D.R. Horton and its affiliates beneficially own less than 15% of our voting securities and (b) June 29, 2037.

Under the Master Supply Agreement, we will present to D.R. Horton all single-family residential lot development opportunities (subject to certain exceptions) that we desire to acquire and develop that have been approved or conditionally approved by the Investment Committee (a “Company Sourced Opportunity”); and D.R. Horton has the right, but not the obligation, to present us with lot development opportunities that D.R. Horton desires to acquire for development (if presented to us, a “D.R. Horton Sourced Opportunity”).

The following opportunities are excluded from Company Sourced Opportunities: (a) any opportunities, developments or ventures owned, under contract, the subject of a letter of intent or otherwise being pursued, by us at the time of the Merger; or (b) any opportunities presented to us by a third-party builder.

We and D.R. Horton will collaborate regarding all Company Sourced Opportunities and all D.R. Horton Sourced Opportunities, after considering current and future market conditions and dynamics. If we and D.R. Horton agree to pursue a Company Sourced Opportunity or a D.R. Horton Sourced Opportunity, such agreement will be evidenced by a mutually agreed upon written development plan prepared at the direction of the Investment Committee (a “Development Plan”), addressing, among other things, the number, size, layout and projected price of lots, phasing, timing, amenities and entitlements and are referred to as either a “Company Sourced Development” or a “D.R. Horton Sourced Development,” as the case may be.

D.R. Horton or its affiliates have (a) a right of first offer (“ROFO”) to buy up to 50% of the lots in the first phase (and in any subsequent phase in which D.R. Horton purchased at least 25% of the lots in the previous phase) in each Company Sourced Development; and (b) the right to purchase up to 100% of the lots in each D.R. Horton Sourced Development, at the then current fair market price and terms per lot, as mutually agreed to by us and D.R. Horton. All lots in a Company Sourced Development in which a D.R. Horton affiliate participates as a buyer will be equitably allocated among D.R. Horton and any other builders in each phase taking into consideration the location, size and other attributes associated with the lots. The agreement evidencing the ROFO for the lots in the Company Sourced Development (the “ROFO Agreement”), and the purchase and sale agreement for the lots in the D.R. Horton Sourced Development (the “PSA”), will be negotiated, finalized and executed as a part of the Development Plan, and in all events the Development Plan will be finalized, and the ROFO Agreement will be negotiated, finalized and executed, prior to the expiration of the feasibility period in any contract to acquire a Company Sourced Development. D.R. Horton will assign to us on an “as-is,” “where-is basis” the contract to acquire a D.R. Horton Sourced Development after the finalization of the Development Plan and PSA for such D.R. Horton Sourced Development.

We, at our sole cost and expense, will perform and direct, through our employees, agents and contractors, all functions relative to diligence, entitlement, financing, planning, design and construction of all on-site and off-site improvements required for any development.

In addition to termination for breach or mutual agreement of the parties, we may terminate the Master Supply Agreement at any time that D.R. Horton and its affiliates beneficially own less than 25% of our voting securities.

Additional information regarding the Master Supply Agreement, including a copy of the Master Supply Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Shared Services Agreement

In connection with the Merger, we entered into a Shared Services Agreement with D.R. Horton pursuant to which D.R. Horton provides us certain administrative, compliance, operational and procurement services. During fiscal 2020, we paid D.R. Horton approximately $5.0 million for these shared services and $2.7 million for the cost of health insurance and other employee benefits. The amount we pay for these shared services in a particular fiscal year is re-evaluated and agreed to each fiscal year. As part of the shared service fee, during fiscal 2020, we paid D.R. Horton $525,000 for the services of a Principal Financial Officer and a Principal Accounting Officer. Mr. Bill W. Wheat, Chief Financial Officer of D.R. Horton, served as our Principal Financial Officer from November 6, 2019 to May 1, 2020. Mr. Aron M. Odom, Corporate Controller of D.R. Horton, served as our Principal Accounting Officer from November 6, 2019 to May 1, 2020. None of these officers' compensation from D.R. Horton was attributed to their services to us nor was this fee allocated between the two officers. Further, they did not receive any compensation from us or any additional compensation from D.R. Horton for their services to us during this time.

In addition to termination for breach or mutual agreement of the parties, the Shared Services Agreement shall terminate 30 calendar days after it is determined that D.R. Horton owns less than 20% of our voting securities.

Additional information regarding the Shared Services Agreement, including a copy of the Shared Services Agreement, can be found in our Annual Report on Form 10-K filed with the SEC on November 19, 2020.

Tax Sharing Agreement

We are subject to a Tax Sharing Agreement with D.R. Horton. This agreement sets forth an equitable method for reimbursements of tax liabilities or benefits between us and D.R. Horton related to state and local income, margin or franchise tax returns that are filed on a unitary basis with D.R. Horton. In accordance with this agreement, we reimbursed D.R. Horton $0.2 million in fiscal 2020 for its tax expense generated in fiscal 2019.

Related Party Transactions with D.R. Horton, Inc.

We participate in real property transactions with D.R. Horton at market terms and negotiated pricing in the normal course of business. These real property transactions are of the type contemplated by the Master Supply Agreement and the Stockholder’s Agreement. In instances where D.R. Horton already has the land under contract, they may assign their contractual rights to purchase the land to us. We will purchase and develop the land, or have the land developed on our behalf, into finished residential lots. We then enter into a lot purchase contract with D.R. Horton to sell the lots to D.R. Horton at negotiated market prices. Alternatively, we may source the land directly, develop the land into finished residential lots and sell such lots to D.R. Horton or a third party at negotiated market prices. D.R. Horton may provide land development services to us related to these transactions. If land development services are provided, the fees we owe for these services are deducted from the lot sale proceeds we receive from D.R. Horton.

Additionally, we make short-term investments in finished lots and undeveloped land pursuant to purchase contracts assigned to us by D.R. Horton, with the intent to sell these assets within a short time period, primarily to D.R. Horton. For these transactions, D.R. Horton reimburses us for any costs incurred during the holding period, which is typically 12 to 18 months, and pays us a negotiated market price. In certain instances, we have a right to sell the land to D.R. Horton at our original cost plus a fee.

Real property transactions expected to result in $20 million or less in capital expenditures are approved by our Investment Committee as set forth in our Second Amended and Restated Certificate of Incorporation and the Stockholder’s Agreement and ratified by the Nominating and Governance Committee in accordance with our Related Party Transaction Policy.

Real property transactions expected to result in greater than $20 million in capital expenditures are approved by the Investment Committee and by the independent members of our Board of Directors as set forth in our Second Amended and Restated Certificate of Incorporation and the Stockholder’s Agreement and in accordance with our Related Party Transaction Policy. Related party transactions approved by the independent members of our Board of Directors do not require separate ratification by our Nominating and Governance Committee. Furthermore, under the terms of the Stockholder’s Agreement, we require the prior written consent of D.R. Horton to acquire any asset or similar acquisitions involving capital expenditures in excess of $20 million.

At September 30, 2020, we owned or controlled through option purchase contracts approximately 60,500 residential lots, of which approximately 14,000 are under contract to sell to D.R. Horton. Additionally, D.R. Horton has the right of first offer on approximately 16,400 of these residential lots based on executed purchase and sale agreements. At September 30, 2020, we had earnest money deposits of approximately $92.2 million from D.R. Horton related to land and lot option purchase contracts. During fiscal 2020, we sold 10,164 residential lots to D.R. Horton for approximately $859.7 million and we sold 143 residential tract acres to D.R. Horton for approximately $25.6 million. At September 30, 2020, we had contract liabilities of $0.2 million related to our remaining unsatisfied performance obligations.

During fiscal 2020, we reimbursed D.R. Horton approximately $27.0 million for previously paid earnest money and $36.3 million for pre-acquisition and other due diligence and development costs related to land purchase contracts whereby D.R. Horton assigned their rights under these land purchase contracts to us. At September 30, 2020, we owed $8.4 million to D.R. Horton for earnest money, pre-acquisition, due diligence costs and other costs related to these land purchase contracts and other intercompany transactions in the normal course of business. During fiscal 2020, we paid D.R. Horton $6.2 million for land development services.

In addition, we lease office space from D.R. Horton in various locations throughout the U.S. During fiscal 2020, we paid D.R. Horton aggregate lease payments of approximately $0.5 million for these leased spaces. During fiscal 2020, we also reimbursed D.R. Horton $3.5 million for corporate and administrative expenses paid by D.R. Horton on behalf of the Company.

The real property transactions described in this “Certain Relationships and Related Party Transactions” section are usual and customary real property transactions for companies in the homebuilding and land development businesses. These real property transactions are discussed in this section because D.R. Horton owned approximately 65% of our common stock at September 30, 2020. The individual executive officers or directors of the Company and D.R. Horton have no beneficial interest in these real property transactions other than in their oversight or employment capacity as officers or directors of their respective companies.

BOARD MATTERS

Board Leadership Structure

Mr. Tomnitz has served as our Executive Chairman of the Board since October 2017. Mr. Tomnitz has significant experience serving in the real estate and homebuilding industry and as a public company CEO.

Our Board believes that separation of the offices of Executive Chairman and CEO is in the best interests of the Company and its stockholders at this time. It allows our Executive Chairman to focus on overall strategy and vision while leading the Board, affords us the benefits of Mr. Tomnitz’s Board leadership experience, and enables Mr. Bartok, our CEO, to focus on running the Company. However, should circumstances change in the future, the Board is free to choose its Executive Chairman in any way it determines is in the best interests of the Company and its stockholders in accordance with our Second Amended and Restated Certificate of Incorporation and amended and restated bylaws.

Our Board performs a number of its functions through committees. All committee members, including the chairmen of our Audit Committee, Compensation Committee and Nominating and Governance Committee, are independent directors under NYSE listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate and terminate its advisors. The charters of our Audit Committee, Compensation Committee, and Nominating and Governance Committee are available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section of our website. We will provide a copy of these documents, without charge, upon request to our Corporate Secretary at our principal executive office. Any changes to the committee charters will be reflected on our website.

Risk Oversight

The Board oversees our risk management processes and management is responsible for managing risks. The Board performs its risk oversight role by using several different levels of review. Our CEO reports on significant risks to the Board at times as may be necessary or appropriate. In addition, management reports on and the Board reviews the risks associated with our strategic plan periodically as part of the Board’s consideration of our strategic direction.

All of our current Board members other than Mr. Tomnitz, our Executive Chairman, are classified as independent under the NYSE listing standards. We believe that the number of independent, experienced directors that make up our Board, along with oversight of the Board by the Executive Chairman, benefits our Company and our stockholders.

Each of the Board’s Committees also oversees the management of risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.

We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board composition and leadership structure support this approach.

Board Committees and Stockholder’s Agreement

At all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, no committee of the Board will have more than three members unless otherwise agreed in writing between us (as approved by a majority of our independent directors) and D.R. Horton, and each committee of the Board will include in its membership (i) a number of D.R. Horton designees equal to the percentage of our voting securities beneficially owned by D.R Horton and its affiliates multiplied by the total number of members that such committee would have if there were no vacancies on such committee, rounded up to the nearest whole number (and in any event not less than one) and (ii) at least one member not designated by D.R. Horton. In addition, at all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, the Board will maintain a Nominating and Governance Committee, and at least one Non-Stockholder Designee will be a member of each committee.

On October 6, 2017, D.R. Horton and our Board, including each of the members of our Board that are considered “independent” under the rules of the SEC and the NYSE (the “Independent Directors”), elected to waive the requirement that the Nominating and Governance Committee consist of three directors, set the size of each of our Nominating and Governance Committee, the Compensation Committee and the Audit Committee at four directors and appointed each of the then-serving four Independent Directors as members of the Nominating and Governance Committee, the Compensation Committee and the Audit Committee. In 2019, the Non-Stockholder Designee, Ms. Jamieson, was appointed to each of the committees of the Board.

Additional information regarding the Stockholder’s Agreement, including a copy of the Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Audit Committee

The Audit Committee Charter has been posted to the Company’s website, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section of our website. Among other things detailed in the Committee’s Charter, the Audit Committee sets the "tone at the top" and assists the Board in its oversight of:
•the integrity of our financial statements;
•compliance with legal and regulatory requirements;
•implementation of new accounting standards;
•the independent registered public accounting firm’s qualifications and independence; and
•the performance of the internal audit function and independent registered public accounting firm.

In addition, the Audit Committee prepares the report that SEC rules require be included in the annual proxy statement. The Audit Committee has the sole authority to retain, compensate and terminate the independent registered public accounting firm. Our Board of Directors has determined that there is at least one audit committee financial expert serving on the Audit Committee, Mr. Spitzer, who is an independent director. In addition, our Board of Directors has determined, in its business judgment, that all members of the Audit Committee are financially literate and independent as defined in the NYSE corporate governance standards. The current members of the Audit Committee are Mr. Spitzer (Chair), Mr. Fuller, Ms. Jamieson and Mr. Ringler. The Audit Committee met four times in fiscal 2020.

Compensation Committee

The Compensation Committee Charter has been posted to the Company’s website, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section of our website. Among other things detailed in the Committee’s Charter, the Compensation Committee is responsible for:
•determining and approving, either as a committee or together with other independent directors (as directed by the Board), the Executive Chairman’s and CEO’s compensation;
•determining and recommending to the Board the compensation of the other executive officers;
•establishing the compensation philosophies, goals, and objectives for executive officers;
•monitoring incentive and equity-based compensation plans;
•administering equity-based plans;
•preparing a Compensation Committee report on executive compensation for inclusion in our annual proxy statement filed with the SEC; and
•overseeing our compliance with SEC rules regarding stockholder approvals of certain executive compensation matters and equity compensation plans.

The Compensation Committee considers the impact of our executive compensation programs, and the incentives created by the compensation awards that it administers, on our risk profile. The Compensation Committee reviews and considers, among other things, the incentives that our programs create and the factors that may reduce the likelihood of excessive risk taking. The Compensation Committee reports regularly to the full Board. We do not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on us.

Such responsibilities may not be delegated to any persons who are not members of the Compensation Committee. The Executive Chairman recommends executive compensation amounts and programs to the Compensation Committee. In addition, under the terms of the Stockholder’s Agreement with D.R. Horton, for so long as D.R. Horton beneficially owns 35% or more of our voting securities, we need the prior written consent of D.R. Horton to appoint or terminate key officers or change their compensation arrangements. Thus, under those circumstances, D.R. Horton approval is also required. The Compensation Committee did not engage a compensation consultant in fiscal 2020.

The members of the Compensation Committee are Mr. Fuller (Chair), Ms. Jamieson, Mr. Ringler and Mr. Spitzer. Our Board of Directors has determined, in its business judgment, that all members of the Compensation Committee are independent as defined in the NYSE corporate governance standards. The Compensation Committee met five times in fiscal 2020.

Nominating and Governance Committee

The Nominating and Governance Committee Charter has been posted to the Company’s website, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section of our website. Among other things detailed in the Committee’s Charter, the Nominating and Governance Committee is responsible for:
•reviewing the structure of the Board, at least annually, to assure that the proper skills and experience are represented on the Board;
•recommending nominees to serve on the Board;
•reviewing corporate governance issues;
•reviewing performance and qualifications of Board members before they stand for reelection;
•reviewing stockholder proposals and recommending to the Board action to be taken regarding stockholder proposals; and
•acting in an advisory capacity to the Board regarding activities that relate to issues of social and public concern, matters of public policy and the environment and significant legislative, regulatory and social trends and developments.

The members of the Nominating and Governance Committee are Mr. Ringler (Chair), Mr. Fuller, Ms. Jamieson and Mr. Spitzer. Our Board of Directors has determined, in its business judgment, that all members of the Nominating and Governance Committee are independent as such term is defined in the NYSE corporate governance standards. The Nominating and Governance Committee met four times in fiscal 2020.

Executive Committee

The Executive Committee may exercise all the authority of the Board of Directors in the management of our business and affairs except:
•matters related to the composition of the Board;
•changes in our bylaws; and
•certain other significant corporate matters.

The current members of the Executive Committee are Mr. Tomnitz (Chair), Ms. Jamieson and Mr. Ringler. The Executive Committee did not meet in fiscal 2020.

Director Independence

Our Board has adopted corporate governance guidelines that set forth our director independence standards, which are discussed below. Our corporate governance guidelines are posted at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section of our website. In accordance with our corporate governance guidelines and NYSE rules, at least a majority of our directors are independent.

Mr. Fuller, Ms. Jamieson, Mr. Ringler, and Mr. Spitzer satisfy our director independence standards. Mr. Tomnitz does not meet our independence standards because he is an executive officer.

The Board defines independence as meeting the requirements to be considered independent directors under current NYSE rules. The Board has established the following additional guidelines to assist it in determining director independence:
•The Board will review annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Only those directors who the Board affirmatively determines have no material relationship with the Company will be considered independent, subject to additional qualifications prescribed under the NYSE listing standards or applicable law.
•To serve as a member of any committee of the Board, the director must meet any additional requirements of independence set forth in the committee’s charter or applicable law or listing standards of the NYSE.

There were no material transactions or relationships between us and any of our continuing independent directors during fiscal 2020.

There is no family relationship between any of the nominees, continuing directors and executive officers of the Company.

Board Meetings

Our Board typically meets at least four times a year. Our Board met 17 times in fiscal 2020. Each director attended virtually, in person or by conference call at least 75% of Board meetings and committee meetings held by all committees on which he or she served (held during the period he or she served).

Our Board holds regularly scheduled executive sessions with only non-management directors present. At least once each year, the Board will have an executive session with only independent non-management directors present. Executive sessions were held at two of the Board meetings in fiscal 2020. The Chair of the Nominating and Governance Committee serves as presiding director to lead these executive sessions of the Board.

Other Corporate Governance Matters

Under our corporate governance guidelines, a director is deemed to have tendered his or her resignation at the next regularly scheduled meeting of the Nominating and Governance Committee in the event of a change in job status from the status held at the time of election to our Board. The Nominating and Governance Committee will review whether the new occupation or retirement of the director is consistent with the needs and composition of our Board and recommend action to our Board based on such review. Also under our corporate governance guidelines, non-employee directors may not serve on the boards of directors of more than three public companies. The Executive Chairman of the Board and the Chair of the Nominating and Governance Committee must be consulted by existing directors prior to joining another board of directors. The Executive Chairman of the Board and the Chair of the Nominating and Governance Committee will together assess whether the new membership would present a conflict or otherwise compromise the ability of that director to dedicate the time necessary to serve on our Board.

We expect all of our Board members to attend our annual meeting of stockholders, but from time to time other commitments may prevent certain Board members from attending. All Board members attended our 2020 Annual Meeting of Stockholders.

Non-employee directors must retire no later than the annual stockholders meeting following their 77th birthday unless the remaining non-employee directors determine that it would be in the best interest of the Company and our stockholders under the particular circumstances existing at the time for an exception to this policy to be granted. Employee directors must resign from the Board at the time they retire or otherwise terminate employment with us, but no later than their 77th birthday, unless otherwise determined by the Board. In November 2020, the remaining non-employee directors determined that it was in the best interest of the Company and the stockholders that Mr. Fuller, although age 77, continue to serve as a director of the Company. Mr. Fuller was nominated by the Nominating and Governance Committee as a director of the Company to be included in this Proxy Statement for election at the 2021 Annual Meeting.

Policies on Business Conduct and Ethics

All our directors, officers and employees are required to abide by our Standards of Business Conduct and Ethics. This code covers all areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with all applicable laws and regulations, and oversight and compliance. Our CEO and CFO (who is also our Principal Accounting Officer) are also required to abide by our Code of Ethics for Senior Financial Officers. The Standards of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers are available at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section of our website. We will provide a copy of these documents without charge to any stockholder upon request to our Corporate Secretary at our principal executive office. Any future amendments to either of these codes, and any waiver of the Code of Ethics for Senior Financial Officers and of certain provisions of the Standards of Business Conduct and Ethics for directors or executive officers, will be disclosed on our website promptly following the amendment or waiver.

Communications with Directors

Stockholders and other interested parties may communicate with our Board by forwarding written comments to the Chair of the Nominating and Governance Committee with a copy to our Corporate Secretary to the following:

Rick Ringler, Nominating and Governance Committee Chair
Forestar Group Inc.
2221 E. Lamar Blvd., Suite 790
Arlington, Texas 76006
Attention: Board Communications

Copy to:
Corporate Secretary
Forestar Group Inc.
2221 E. Lamar Blvd., Suite 790
Arlington, Texas 76006
Attention: Board Communications

DIRECTOR COMPENSATION

Our director compensation program is designed to compensate our directors for the time commitment and preparations required for directors to fulfill their responsibilities, to align director compensation with the long-term interests of our stockholders and to assist in recruiting high-caliber directors.

Director Fee Schedule

The director fee schedule is as follows:

Retainer Fee	$12,500 per quarter, not to exceed $50,000 per annum
Annual Board Committee Fee	$5,000 per Committee (paid $1,250 per quarter)
Annual Board Committee Chair Retainer	$2,500 per Committee (paid $625 per quarter)

In addition to the above fees, in March 2020, each then serving non-employee director received a grant of 3,000 restricted stock units which vests in three equal annual installments beginning on March 10, 2021. When a new director is appointed or elected, the new director may receive a grant of restricted stock units. As such, in November 2019, Ms. Jamieson also received a grant of 6,000 restricted stock units which vests in three equal annual installments beginning August 2, 2020, the first anniversary of her appointment to the Board. Further, directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging.

After fiscal year-end, in November 2020, each of our non-employee directors received retainer fees paid in the form of a grant of 6,000 restricted stock units which vests in three equal installments beginning on November 2, 2021. These retainer grants were made to compensate the directors for continued service to the Board and to continue to align the Directors' interests with the long-term interest of the Stockholders.

Mr. Tomnitz does not receive any fees or other compensation for service on our Board other than his compensation as Executive Chairman.

We do not have any program, plan or practice to time equity awards to our directors in coordination with the release of material non-public information. We do not time our release of material non-public information for the purpose of affecting the value of director compensation.

Insurance and Indemnification

All directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as a director. We have entered into indemnification agreements with each of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as a director.

Fiscal 2020 Director Compensation

The following table presents compensation earned by non-employee directors for services rendered in fiscal 2020 as calculated in accordance with SEC rules.

Name(1)	Fees Paid in Cash(2)	Stock Awards(3)	Total
Samuel R. Fuller	$67,500	$48,510	$116,010
G.F. (Rick) Ringler, III	$67,500	$48,510	$116,010
Donald C. Spitzer	$67,500	$48,510	$116,010
Lisa H. Jamieson	$65,000	$161,310	$226,310
_________________
(1)The Company pays director fees to only non-employee directors.
(2)Amounts represent director fees paid in cash during fiscal 2020.
(3)Amount represents the grant date fair value of $16.17 per unit for the 3,000 restricted stock units granted to each non-employee director on March 10, 2020. The grant date fair value of the restricted stock units was determined in accordance with accounting guidance for share-based payments. The Company recognizes expense for these awards over the three-year vesting period. For Ms. Jamieson, the amount also includes 6,000 restricted stock units granted on November 7, 2019, with a grant date fair value of $18.80, vesting in three equal annual installments beginning August 2, 2020, the first anniversary of her appointment to the Board. This grant was in accordance with the Company's policy of awarding restricted stock awards to new directors.

As of September 30, 2020, each non-management director held the following number of unvested restricted stock units:

Name(4)	Unvested Restricted Stock Units
Samuel R. Fuller	7,000
G.F. (Rick) Ringler, III	7,000
Donald C. Spitzer	7,000
Lisa H. Jamieson	7,000

(4)On November 2, 2020, these non-employee directors received retainer fees paid by a grant of 6,000 restricted stock units, which vests in equal annual installments over three years beginning November 2, 2021.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

Based on 13G and 13D filings, the name, address and stock ownership of each person or group of persons known by us to own beneficially more than five percent of the outstanding shares of our common stock as of the close of business on November 25, 2020 follows.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent(4)

D.R. Horton, Inc.(1)	31,451,063	65.4%
1341 Horton Circle
Arlington, Texas 76011
Long Pond Capital, LP(2)	4,681,873	9.7%
527 Madison Avenue, 15th Floor
New York, NY 10022
The Vanguard Group(3)	2,408,614	5.0%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

(1)Based solely upon information contained in the most recent filed Schedule 13D of D.R. Horton, Inc., filed with the SEC on October 1, 2019, reflecting beneficial ownership as of September 30, 2019. According to this Schedule 13D, D.R. Horton, Inc. had sole voting power for 31,451,063 of these shares, no shared voting power, sole dispositive power for 31,451,063 of these shares and no shared dispositive power.
(2)Based solely upon information contained in the most recently filed Schedule 13G/A of Long Pond Capital, LP, filed with the SEC on February 14, 2020, reflecting beneficial ownership as of December 31, 2019. According to this Schedule 13G/A, Long Pond Capital, LP had no sole voting power, shared voting power for 4,681,873 of these shares, no sole dispositive power and shared dispositive power for 4,681,873 of these shares. Long Pond Capital, LP, a Delaware limited partnership (“Long Pond LP”), serves as the investment manager to certain private funds, including Long Pond U.S. Master, LP, a Delaware limited partnership (collectively, the “Funds”), and may direct the vote and disposition of the 4,681,873 shares of our common stock held by the Funds. Long Pond Capital GP, LLC, a Delaware limited liability company (“Long Pond LLC”), serves as the general partner of Long Pond LP and may direct Long Pond LP to direct the vote and disposition of the 4,681,873 shares of our common stock held by the Funds. As the principal of Long Pond LP, John Khoury may direct the vote and disposition of the 4,681,873 shares of the Common Stock held by the Funds. Long Pond LP, Long Pond LLC and Mr. Khoury are the beneficial owners of 4,681,873 shares of our common stock. Long Pond U.S. Master, LP is the beneficial owner of 3,197,966 shares of our common stock.
(3)Based solely upon information contained in the Schedule 13G of The Vanguard Group, filed with the SEC on February 11, 2020, reflecting beneficial ownership as of December 31, 2019. According to this Schedule 13G, The Vanguard Group had sole voting power for 13,125 of these shares, shared voting power for 2,059 of these shares, sole dispositive power for 2,396,008 of these shares and shared dispositive power for 12,606 of these shares.

(4)The percentages are calculated based on 48,073,927 outstanding shares at November 25, 2020.

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of our common stock as of the close of business on November 25, 2020 by:
•Each of our directors and nominees for director, including our Executive Chairman;
•Our named executive officers;* and
•All current directors and executive officers as a group.

*Upon Charles D. Jehl's resignation from the Company, Bill W. Wheat was appointed to serve as our Principal Financial Officer effective November 6, 2019 and served until May 1, 2020, at which time James D. Allen was appointed our Principal Financial Officer. Because both Mr. Jehl and Mr. Wheat were named executive officers for a portion of fiscal 2020, their beneficial ownership is included in the table below.

We determined beneficial ownership as reported in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Even though SEC rules require reporting of all the shares listed in the table, the directors and executive officers may not claim beneficial ownership of all of these shares. For example, a director or executive officer might not claim beneficial ownership of shares owned by a relative. Unless otherwise indicated, the table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

	Amount and Nature of Common Stock Beneficially Owned
Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Non-Employee Directors
Samuel R. Fuller	7,000	*
Lisa H. Jamieson	2,000	*
G.F. (Rick) Ringler, III	5,000	*
Donald C. Spitzer	7,000	*
Named Executive Officers
Donald J. Tomnitz	32,301	*
Daniel C. Bartok(2)	21,987	*
James D. Allen	5,200	*
Bill W. Wheat	20,000	*
Charles D. Jehl(3)	39,818	*
Group
All directors and executive officers (7 persons) as a group(2)(4)	80,488	*

*    Less than one percent based upon a total of 48,073,927 shares of common stock outstanding on November 25, 2020.
(1)No shares of our common stock were owned by relatives of our directors, named executive officers, or directors and executive officers as a group.
(2)Includes 4,000 restricted stock units that vest on or within 60 days of November 25, 2020.
(3)Share ownership is as of Mr. Jehl's departure date of November 5, 2019 and includes 25,918 shares owned on such date plus an additional 13,900 shares accelerated due to Mr. Jehl's Change of Control Agreement. Please see the section "Potential Payments Upon Termination or Change in Control" on page 38.
(4)Does not include shares held by Mr. Wheat or Mr. Jehl as they were not executive officers on November 25, 2020.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our named executive officers ("NEOs") for fiscal 2020 are:
•Donald J. Tomnitz, Executive Chairman — From October 2017 to present.
•Daniel C. Bartok, Chief Executive Officer — From December 2017 to present.
•James D. Allen, Chief Financial Officer — From March 2020 to present.
•Charles D. Jehl, Former Chief Financial Officer — From September 2015 until his resignation on November 5, 2019(1).
•Bill W. Wheat, Former Principal Financial Officer -— From November 6, 2019 to May 1, 2020(1).

Through our relationship and alignment with D.R. Horton, we have been able to grow our business into a well-capitalized residential lot development business across a geographically diverse national platform. We primarily invest in short duration, phased development projects that generate returns similar to production-oriented homebuilders. This strategy is a unique, lower risk business model that we expect will produce more consistent returns than other public and private land developers.

In fiscal 2020, we continued to make significant investments in land acquisition and development to grow our land and lot portfolio. We are focused on expanding our development capabilities and infrastructure in our existing markets and also entering into new markets. At September 30, 2020, we had operations in 49 markets and 21 states.

The Compensation Committee evaluates executive officer performance by considering how well the Company’s executives have performed across a number of different metrics. The Compensation Committee considers metrics such as growth in the Company’s land and lot pipeline, growth in revenues, the ability to recruit talent, growth in the Company’s development infrastructure and operating markets, the ability of the Company’s executives to secure financing and access the capital markets for growth capital, the ability of the Company to source lots and the ability of the Company’s executives to underwrite new projects to achieve acceptable returns and grow revenues and net income, while controlling selling, general and administrative costs.

In compensating executive officers for their performance, the Compensation Committee has taken a discretionary approach in evaluating executive officer performance after consideration of the above metrics and determines discretionary bonuses and long-term equity incentives. As the Company becomes more mature over time, the Compensation Committee will continue to evaluate more objective compensation programs and criteria designed to more closely align incentive compensation to achievement of performance-specific outcomes.

Advisory Vote and D.R. Horton, Inc. Approval

At our 2020 Annual Meeting of Stockholders, approximately 97% of votes cast in our advisory vote on executive compensation were in favor of the proposal. The Compensation Committee considered this result and made no changes to our compensation program as a result of our stockholders’ support of our existing executive compensation program. The Compensation Committee will continue to consider the results of stockholder advisory votes on executive compensation when making future decisions. At our 2017 advisory vote on the frequency of future advisory votes on executive compensation, our stockholders voted in favor of an annual advisory vote on executive compensation. Our Board of Directors has currently determined that advisory votes on executive compensation should be held annually.

The Compensation Committee has primary authority over establishing and changing our executive compensation programs and making specific compensation determinations. However, this authority is subject to the approval of D.R. Horton because we need the prior written consent of D.R. Horton to appoint or terminate key officers or change their compensation arrangements.
1 Following Mr. Jehl’s resignation on November 5, 2019, Bill W. Wheat was appointed to serve as our Principal Financial Officer effective November 6, 2019. Mr. Wheat ceased serving as Principal Financial Officer on May 1, 2020 when James D. Allen was appointed as Principal Financial Officer and Principal Accounting Officer.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain, and motivate our executives to maximize company and individual performance as we grow our residential lot development business. We are guided by the following principles in determining the form and amount of executive compensation:
•Compensation should align with the performance of the Company and performance of the individual. A portion of total compensation is discretionary in nature yet evaluated based on our financial and operating performance, as well as individual performance of the executive. Bonuses are paid semi-annually based on the achievement of company objectives and the assessment of individual performance. Also, restricted stock awards generate additional value to executives as our stock price improves.
•Compensation should align executives’ and stockholders’ interests. Our discretionary bonuses are designed to incentivize and reward company performance and individual performance as we grow our residential lot development business. In addition, the use of equity-based compensation aligns our executives’ interests with our stockholders’ interests and encourages our executives to focus on growth and long-term performance.
•Compensation should be competitive. Our total compensation, including our base salaries, discretionary bonuses and long-term equity awards, should be competitive with our public and private peers to enable us to attract and retain key executives.
•Retention. We believe an overall package of appropriate pay and benefits helps retain executives and managers. This includes a competitive base salary, health and welfare benefits and company matching contributions under our 401(k) plan. In addition, equity awards with vesting and forfeiture provisions encourage retention.

Elements of our Compensation Program

The elements of our compensation program are as follows:
•Salaries;
•Discretionary incentive bonuses;
•Long-term incentive awards, with restricted stock units as the primary equity incentive;
•401(k) retirement plan contributions; and
•Health and welfare benefits.

Each element of compensation is evaluated independently to determine whether in our Compensation Committee’s judgment it is competitive within our segment of the real estate industry. Our Compensation Committee maintains a balance among the elements of compensation that aligns a portion of compensation to performance. Our Compensation Committee evaluates tally sheets that show all elements of compensation on an aggregate basis and the history of compensation over a three-year period. From year to year, the Compensation Committee may also choose to award all or only certain elements of compensation to an NEO.

Element	Performance Measure	Measurement / Vesting Period
Salary	Continued service subject to annual evaluation	Evaluated each year
Discretionary incentive bonus:
Cash	Company and individual performance	6 months to 1 year
Long-term incentives:
Restricted stock units	Continued service	3 to 5 years
Retirement benefits	Retirement contribution is dependent on salary and bonus	None
Health and welfare benefits	None	None

Base Salaries

Base salaries are determined based on the executive’s responsibilities, performance, experience and the Compensation Committee’s judgment. In reviewing the salaries of executives, the Compensation Committee from time to time reviews publicly-available data from the peer group companies below. Our Compensation Committee may consider increases in the salaries of our executives based on increased responsibilities, realignment with market levels or other factors in addition to the factors described above. Mr. Allen’s salary for fiscal 2020 was established upon his appointment as Chief Financial Officer. As disclosed previously, the Compensation Committee increased Mr. Tomnitz’s and Mr. Bartok’s fiscal 2020 base salary levels by $50,000 each to $350,000 each in recognition of the individual performance of each officer and the operating performance of the Company under their direction. For fiscal 2021, the Compensation Committee determined it was appropriate for the salaries of each Mr. Tomnitz, Mr. Bartok and Mr. Allen to remain unchanged from fiscal 2020.

The base salaries for fiscal years 2020 and 2021 of our NEOs are set forth in the following table.

Base Salaries of our NEOs (annualized rate) (1)(2)	Fiscal 2020 Base Salary	Fiscal 2021 Base Salary
Donald J. Tomnitz, Executive Chairman	$350,000	$350,000
Daniel C. Bartok, Chief Executive Officer	$350,000	$350,000
James D. Allen, Chief Financial Officer	$300,000	$300,000

(1)Mr. Wheat did not receive any compensation from the Company or any additional compensation from D.R. Horton for his service as our Principal Financial Officer.
(2)Mr. Jehl ceased to receive any further payments of salary following his resignation on November 5, 2019.

Annual Discretionary Incentive Bonuses

Fiscal 2020:

The Compensation Committee determined incentive bonuses for fiscal 2020 in its discretion for Mr. Tomnitz and Mr. Bartok and, upon the recommendation of Mr. Tomnitz, for Mr. Allen, in each case, taking into consideration the progress the Company has made and the success it has had in growing and establishing its residential lot development business across a geographically diverse national platform. The Compensation Committee considered the following items in determining the amount of discretionary incentive bonuses for fiscal 2020.
•Growth in the land and lot development pipeline;
•Substantial increase in the number of lots sold and in revenue growth;
•Ability to secure financing and access the capital markets for growth capital;
•Expansion into new markets and the build-out of development infrastructure capabilities in existing markets;
•Ability to underwrite new projects to achieve acceptable returns;
•Increase in ability to source lots;
•Growth in both book value per share and return on equity; and
•Maintenance of strong financial internal controls, financial reporting systems and financial compliance.

During fiscal 2020, after considering these factors, the Compensation Committee and Board of Directors, as applicable, approved discretionary bonuses for Mr. Tomnitz, Mr. Bartok and Mr. Allen on a semi-annual basis.

For the first semi-annual period ended March 31, 2020, Mr. Tomnitz and Mr. Bartok each received a $200,000 bonus. Mr. Allen did not receive a bonus for the first semi-annual period as his employment with the Company began on March 30, 2020. For the second semi-annual period ended September 30, 2020, Mr. Tomnitz and Mr. Bartok each received a $700,000 bonus and Mr. Allen received a $150,000 bonus. The increase in Mr. Tomnitz's and Mr. Bartok’s bonuses for the second semi-annual period was driven by individual performance, increased responsibilities and the performance of the Company under their leadership.

For information regarding Mr. Jehl's pro-rated bonus for the time period between October 1, 2019 and his resignation on November 5, 2019, please see the "Potential Payments upon Termination or Change in Control" section on page 38. Mr. Wheat did not receive any bonuses for his service as our Principal Financial Officer.

Fiscal 2021:

For fiscal 2021, the Compensation Committee will evaluate executive performance and again expects to consider and award any discretionary bonuses on a semi-annual basis.

In determining discretionary bonuses, the Compensation Committee currently expects to consider the same factors listed above under “Annual Discretionary Incentive Bonuses - Fiscal 2020.” As the Company becomes more mature over time, the Compensation Committee will continue to evaluate more objective compensation programs and criteria designed to more closely align incentive compensation to achievement of pre-established performance-specific outcomes.

Long-Term Incentive Awards

Our 2018 Stock Incentive Plan gives us the ability to provide our eligible employees, including each of our NEOs, awards based on shares of our common stock. Our equity-based incentive awards for NEOs are currently granted in the form of restricted stock units ("RSUs"). Our Compensation Committee considers annual equity-based long-term incentive awards as a portion of compensation. Our Compensation Committee grants equity awards to align interests of the executives with the interests of our stockholders and to remain competitive with market practices, support executive retention and establish internal pay equity among executives.

In making decisions regarding annual equity-based awards, including determining the size of awards, our Compensation Committee considers previous grants made to the executive, the value and experience the executive brings to their role and the responsibilities of the executive. In the case of a new executive, or an executive assuming new responsibilities, an initial grant may be made above usual annual targeted levels. The size of equity-based awards may be determined based on input from a compensation consultant regarding market practices, recommendations of the Executive Chairman or the CEO (except for the CEO’s awards, whose recommendations are made by the Executive Chairman) or the judgment of our Compensation Committee. The dollar value of the awards may be below, at or above the mid-range of what other comparable companies may offer in any given year.

RSUs, which are the primary equity incentive we grant under our 2018 Stock Incentive Plan, may be granted at any time. Each RSU represents the right to receive one share of our common stock upon vesting. All other terms and conditions of the RSUs are determined at the time of award.

On March 10, 2020, the Compensation Committee awarded Mr. Tomnitz 30,000 RSUs and Mr. Bartok 20,000 RSUs. Upon Mr. Allen's appointment as Chief Financial Officer, he was awarded 6,250 RSUs. The RSU grants to Mr. Tomnitz and Mr. Bartok each vest in three equal annual installments beginning on March 10, 2021. Mr. Allen’s RSUs vest in five equal annual installments beginning March 30, 2021. In fiscal 2020, no RSUs were granted to either Mr. Jehl or Mr. Wheat. The Compensation Committee may in its discretion determine to grant additional equity awards during fiscal 2021 to the NEOs.

Insider Trading Policy

Under the terms of our insider trading policy, employees, including the NEOs, directors and their designees may not generally engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our common stock, including trading in options, warrants, puts, calls or similar hedging instruments, selling our securities “short” and may not pledge or hold our securities in margin accounts.

Other Compensation and Benefits

Qualified Retirement Benefits

Our employees, including our NEOs, are eligible to participate in the D.R. Horton 401(k) plan, a tax-qualified defined contribution retirement plan. The D.R. Horton 401(k) plan allows for employee contributions with a company match. Our NEOs, like all other eligible employees, may contribute 1% to 75% of their earnings, on a pre-tax basis, into the D.R. Horton 401(k) plan subject to statutory limitations. For 2020, the maximum amount that could be contributed into the plan by a plan participant was $19,500 ($26,000 for participants 50 years or older). The Company makes a matching contribution to the participants’ accounts in an amount of $0.50 for each $1.00 contributed by the participant up to 6% of his or her wages.

In addition to the D.R. Horton 401(k) plan, prior to his resignation on November 5, 2019, Mr. Jehl also maintained an account balance under our Supplemental Executive Retirement Plan (“SERP”). We ceased making contributions to the SERP in December 2017 when we terminated our 401(k) plan. For more information on the SERP, please see the “Nonqualified Deferred Compensation" table on page 37.

Health and Welfare Benefits

We offer the same health and welfare benefits to all full-time employees, including our NEOs. These benefits include medical benefits, dental benefits, vision benefits, life insurance, salary continuation for short-term disability, long-term disability insurance, accidental death and dismemberment insurance, a dependent care spending account, a health care spending account, a health savings account and other similar benefits.

Change in Control Agreement

Mr. Jehl entered into a change in control/severance agreement with us, under which payments were triggered and paid in connection with his resignation on November 5, 2019. This change in control/severance agreement was put in place prior to the Merger and amended shortly thereafter. For a description of the terms of this change in control/severance agreement, see the “Potential Payments Upon Termination or Change in Control” section beginning on page 38 of this Proxy Statement.

Perquisites

We generally provide minimal perquisites to our executives. In connection with his appointment as Chief Financial Officer, we provided relocation reimbursements to Mr. Allen during fiscal 2020. Please see the Summary Compensation Table on page 32 for a description of any other fiscal 2020 perquisites.

Clawback Policy

If an executive leaves under circumstances that call into question whether any compensation amounts paid to him or her were validly earned, we would pursue any legal rights we deemed appropriate under the circumstances.

Oversight of Executive Compensation

Compensation Committee

Our Compensation Committee oversees executive compensation and approves compensation for our Executive Chairman and our CEO and makes recommendations to the Board regarding the compensation of our other NEOs. Our Compensation Committee is composed entirely of independent, outside directors and establishes and administers our compensation programs and philosophies. Our Executive Chairman works closely with our Compensation Committee and recommends executive compensation amounts, except that our Executive Chairman does not participate in discussions regarding his own compensation. Our Executive Chairman also consults with the other executive officers about compensation amounts for executives and other employees who report to them. Our Compensation Committee will also consider the results of stockholder advisory votes on executive compensation. Further duties of the Compensation Committee are more fully set forth in the Compensation Committee Charter, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section of our website.

Competitive Pay Analysis and Peer Group

We employ several methods to evaluate our executive compensation practices relative to those of other companies. Our Compensation Committee, either alone or with the assistance of a compensation consultant, if one is engaged, may conduct an analysis of the compensation of our NEOs to assist with setting compensation for the NEOs. We believe it is important to have compensation discussions with management throughout the year. The Compensation Committee believes providing a mix of compensation of short and long-term awards through cash and equity is an important part of aligning the executives’ interests with the Company’s as well as providing competitive pay structures. For further comparison, our Compensation Committee may evaluate compensation programs and amounts provided to the NEOs of the companies in our peer group, although we do not target our pay toward any particular peer group benchmark.

Our fiscal 2020 public company compensation peer group included a range of companies with operations in real estate development. The fiscal 2020 compensation peer group was:

Alexander & Baldwin, Inc.	Tejon Ranch Company
Five Point Holdings, LLC.	The St. Joe Company

Compensation Consultant

Our Compensation Committee may engage a compensation consultant or other third-party service from time to time to, among other things, provide market and other specific information on executive pay. In fiscal 2020, our Compensation Committee did not engage a compensation consultant or other third-party service to provide advice or consult about executive compensation programs and amounts.

Tally Sheets

Our Compensation Committee reviews tally sheets for each of the NEOs setting forth compensation for each year. These tally sheets list the executive’s salary, proposed bonus and stock awards, actual and anticipated 401(k) matching contributions and value of health and welfare benefits, in each case, over a three-year period.

Evaluation of Executive Chairman’s and CEO’s Performance

Our Compensation Committee facilitates a process for each member of our Board (excluding our Executive Chairman and CEO) to provide formal feedback regarding our Executive Chairman’s and CEO’s performance, to be discussed with the full Board (excluding our Executive Chairman and CEO) in executive session. Factors evaluated may include, but are not limited to, increased land and lot development, lot sales, and other financial and non-financial performance measures and objectives, including leadership, ethics, key initiatives, strategic planning, financial results, succession planning, human resources, communications, external relations and board relations. Our Compensation Committee determines Executive Chairman and CEO pay.

Compensation Oversight Governance Practices

Our governance practices divide responsibility for compensation oversight into three levels:

Stockholders:	Stockholders approve all stock incentive plans and provide an annual advisory vote on executive compensation. We do not have any stock incentive plans that are not stockholder-approved. In addition, under the terms of the Stockholder’s Agreement with D.R. Horton, for so long as D.R. Horton beneficially owns 35% or more of our voting securities, we need the prior written consent of D.R. Horton to appoint or terminate key officers or change their compensation arrangements. Thus, under those circumstances, D.R. Horton approval is required.

Board and Compensation Committee:	Our Compensation Committee is composed entirely of independent directors. The Compensation Committee establishes and oversees administration of our compensation programs. The Compensation Committee ensures that stockholder-approved plans are administered in accordance with good governance practices and stockholder intent. The Compensation Committee will also consider the results of stockholder advisory votes on executive compensation. The Compensation Committee is responsible for approval of salaries and bonuses of the Executive Chairman and CEO and long-term equity incentive compensation awarded to each of the NEOs. The full Board evaluates performance of the CFO and acts on recommendations of the Compensation Committee with respect to other NEO compensation.

Management:	Management determines individual employee bonuses and administers all employee benefit and incentive plans on a day-to-day basis. Within management, the Executive Chairman serves as liaison with the Compensation Committee.

Equity Award Governance Practices

Our general practice is to consider equity-based awards annually. From time to time, we may grant equity-based awards to our executive officers outside the annual award process, such as in connection with the hiring of a new executive, for retention purposes, to reward exemplary performance or for promotional recognition. The Executive Chairman provides award recommendations to our Compensation Committee for approval.

We do not have any program, plan or practice to time option grants or other stock-based awards in coordination with the release of material non-public information nor do we time the release of material non-public information for the purpose of affecting the value of equity compensation. Our policy for setting the timing of stock option grants and other stock-based awards does not allow executives to have any role in choosing the price of their options or other stock-based awards. We do not “back date,” “spring load” or reprice options or other stock-based awards.

Accounting and Tax Treatment of Compensation

Internal Revenue Code Section 162(m) does not allow a tax deduction to publicly-held companies for compensation over $1 million paid in any fiscal year to the Company’s NEOs or other covered employees. Accounting and tax treatment may be a consideration when determining compensation; however our Compensation Committee maintains the discretion to make compensation decisions that are in the best interest of the Company and our stockholders regardless of the accounting and tax treatment.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on this review and discussion, recommended to the Board of Directors that it be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended September 30, 2020.

Samuel R. Fuller, Chair
Lisa H. Jamieson
G.F. (Rick) Ringler, III
Donald C. Spitzer

SUMMARY COMPENSATION TABLE

The following table contains compensation information for our Executive Chairman, CEO, CFO, former Principal Financial Officer and former CFO. We refer to these persons as our NEOs. The information in the following table is presented in accordance with SEC requirements.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Donald J. Tomnitz	2020	350,000	900,000	485,100	10,821	1,745,921
Executive Chairman	2019	300,000	400,000	562,672	9,816	1,272,488
	2018	225,000	300,000	—	9,163	534,163
Daniel C. Bartok	2020	350,000	900,000	323,400	12,188	1,585,588
Chief Executive Officer	2019	300,000	600,000	338,008	10,252	1,248,260
	2018	225,000	300,000	268,200	93,805	887,005
James D. Allen (4)	2020	150,000	150,000	73,500	46,884	420,384
Chief Financial Officer & Treasurer
Bill W. Wheat (5)	2020	—	—	—	—	—
Former Principal Financial Officer
Charles D. Jehl	2020	33,239	31,597	—	1,747,850	1,812,686
Former Chief Financial Officer & Treasurer	2019	325,000	487,500	281,336	9,224	1,103,060
	2018	243,750	400,000	—	8,749	652,499

(1)The amounts set forth in column (d) represent the annual discretionary incentive bonuses paid to Mr. Tomnitz and Mr. Bartok in fiscal years 2020, 2019 and 2018 and the annual discretionary incentive bonus paid to Mr. Allen in fiscal year 2020. In the case of Mr. Jehl, the amounts set forth in column (d) represent (i) for fiscal year 2020, a pro-rated discretionary incentive bonus paid for the period from October 1, 2019 to his resignation on November 5, 2019, (ii) for fiscal year 2019, a $162,500 discretionary incentive bonus paid for the semi-annual period ended March 31, 2019, a $200,000 discretionary bonus paid for the second half of fiscal year 2019 pursuant to the terms of his Change in Control Agreement and a deferred cash payment equal to $125,000, and (iii) for fiscal year 2018, an annual discretionary incentive bonus equal to $300,000 and a discretionary cash bonus equal to $100,000 related to successfully closing a strategic asset sale. For additional information please see “Annual Discretionary Incentive Bonuses” within the “Compensation Discussion and Analysis” section beginning on page 24 of this Proxy Statement.
(2)The amounts set forth in column (e) represent the aggregate grant date fair value of stock awards granted during the applicable fiscal years calculated in accordance with ASC Topic 718. Assumptions used in the calculation are included in Note 13 to our audited consolidated financial statements for the year ended September 30, 2020 included in our Annual Report on Form 10-K filed with the SEC on November 19, 2020.
(3)The amounts set forth in column (f) for fiscal 2020 include the following amounts:

	Additional Life Insurance and Long-Term Disability Premiums ($)	Relocation Reimbursement ($)	HSA and Wellness Contribution ($)	401(k) Matching Contributions ($)	Total ($)
Mr. Tomnitz	2,271	—	—	8,550	10,821
Mr. Bartok	2,418	—	1,220	8,550	12,188
Mr. Allen	410	46,057	417	—	46,884
Mr. Wheat	—	—	—	—	—
Mr. Jehl	435	—	—	—	435

In addition, for Mr. Jehl, this includes the following amounts paid under his Change in Control/Severance and Separation and Release Agreements in connection with his November 5, 2019 resignation, as described further in the section titled “Potential Payments Upon Termination or Change in Control---Mr. Jehl's Change in Control/Severance Agreement”: $1,467,100 in cash severance and foregone future retirement plan contributions; $16,138 in interest that accrued on such cash severance and retirement plan contributions as well as on Mr. Jehl’s second semi-annual bonus for fiscal 2019 and pro-rated bonus for fiscal 2020, for which payment was delayed six months; $66,681 which reflects the approximate cost of subsidized life, accidental death and dismemberment, medical and dental benefits for two years and a $39,162 tax gross-up payment on such amounts; $2,894 for the reimbursement of certain outplacement services; $30,440 in reimbursement of Mr. Jehl’s legal fees incurred in connection with his negotiation of a Separation and Release Agreement; and $125,000 in exchange for his execution of a release of claims and compliance with a non-disparagement covenant.

(4)Mr. Allen joined the Company on March 30, 2020. Mr. Allen's salary for fiscal 2020 is a prorated amount of his $300,000 annual base salary.
(5)Through the Shared Services Agreement, Mr. Wheat served as Principal Financial Officer from November 6, 2019 to May 1, 2020. No compensation from D.R. Horton was attributed to Mr. Wheat’s services to us, and he did not receive any compensation from the Company for his services. For details regarding his executive compensation paid as an officer of D.R. Horton, please see the D.R. Horton Proxy Statement, to be filed in December 2020. See details of the Shared Services Agreement on page 13 of this Proxy Statement.

FISCAL 2020 GRANTS OF PLAN-BASED AWARDS

The following table summarizes fiscal 2020 grants of stock-based compensation made to each of our NEOs:

Name	Equity Award Grant Date	Type of Award	All Other Stock Awards: Number of Shares of Stock or Units (#)	Value of Stock and Option Awards(1) ($)
(a)	(b)	(c)	(d)	(e)
Mr. Tomnitz	3/10/2020	RSUs(2)	30,000	485,100
Mr. Bartok	3/10/2020	RSUs(2)	20,000	323,400
Mr. Allen	3/30/2020	RSUs(3)	6,250	73,500
Mr. Wheat(4)	—	—	—	—
Mr. Jehl(4)	—	—	—	—

(1)The amounts in column (e) are valued based on the aggregate grant date fair value of the award determined pursuant to ASC 718. Assumptions used in the calculation of the amount in column (e) are included in Note 13 to our audited consolidated financial statements for the year ended September 30, 2020 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 19, 2020.
(2)These RSUs vest in three equal annual installments beginning on the first anniversary of the grant date of March 10, 2020. The award will be settled in shares of our common stock.
(3)These RSUs vest in five equal annual installments beginning on the first anniversary of the grant date of March 30, 2020. The award will be settled in shares of our common stock.
(4)Mr. Wheat and Mr. Jehl did not receive any grants of plan-based awards in fiscal 2020.

FISCAL 2020 OUTSTANDING EQUITY AWARDS

The following table summarizes outstanding equity awards at September 30, 2020 for the NEOs:

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Vesting Date
Mr. Tomnitz	10/6/2017	4,000	70,800	(2)
	5/6/2019	17,695	313,202	(3)
	3/10/2020	30,000	531,000	(4)
Mr. Bartok	5/11/2018	4,000	70,800	(5)
	5/6/2019	11,133	197,054	(6)
	3/10/2020	20,000	354,000	(7)
Mr. Allen	3/30/2020	6,250	110,625	(8)
Mr. Wheat	—	—	—	—
Mr. Jehl	—	—	—	—

(1)Value for all awards is based on the closing market price of our common stock of $17.70 as reported on the NYSE on September 30, 2020.
(2)The RSU award (covering 12,000 shares of common stock on the grant date) vested in three equal annual installments on each of the first three anniversaries of the grant date (October 6, 2017). The award was settled in shares of our common stock.
(3)The RSU award (covering 27,800 shares of common stock on the grant date) vests in three equal annual installments on each of the first three anniversaries of the grant date (May 6, 2019). The award will be settled in shares of our common stock.
(4)The RSU award (covering 30,000 shares of common stock on the grant date) vests in three equal annual installments on each of the first three anniversaries of the grant date (March 10, 2020). The award will be settled in shares of our common stock.
(5)The RSU award (covering 12,000 shares of common stock on the grant date) vests in three equal annual installments on each of the first three anniversaries of the date Mr. Bartok joined the Company as CEO (December 29, 2017). The award will be settled in shares of our common stock.
(6)The RSU award (covering 16,700 shares of common stock on the grant date) vests in three equal annual installments on each of the first three anniversaries of the grant date (May 6, 2019). The award will be settled in shares of our common stock.
(7)The RSU award (covering 20,000 shares of common stock on the grant date) vests in three equal annual installments on each of the first three anniversaries of the grant date (March 10, 2020). The award will be settled in shares of our common stock.
(8)The RSU award (covering 6,250 shares of common stock on the grant date) vests in five equal annual installments on each of the first five anniversaries of the date Mr. Allen joined the Company as CFO (March 30, 2020). The award will be settled in shares of our common stock.

FISCAL 2020 OPTION EXERCISES AND STOCK VESTED

The following table summarizes stock-based compensation awards exercised or vested in fiscal 2020 by the NEOs:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)(1)
Mr. Tomnitz	14,105	213,266
Mr. Bartok	9,567	156,183
Mr. Allen	—	—
Mr. Wheat	—	—
Mr. Jehl	13,900	275,220
(1)Value reflects the aggregate dollar amount realized upon vesting by multiplying the number of shares vested by the closing market price of our common stock on the vesting date.

NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes nonqualified deferred compensation account balances for fiscal 2020 held by our NEOs who participate in the Supplemental Executive Retirement Plan:

Name	Executive Contributions in Fiscal 2020 ($)	Company Contributions in Fiscal 2020 ($)(1)	Aggregate Earnings in Fiscal 2020 ($)(2)	Aggregate Withdrawals/ Distributions in Fiscal 2020 ($)	Aggregate Balance at September 30, 2020 ($)
Mr. Tomnitz	—	—	—	—	—
Mr. Bartok	—	—	—	—	—
Mr. Allen	—	—	—	—	—
Mr. Wheat	—	—	—	—	—
Mr. Jehl	—	—	1,714	94,940	—

(1)In connection with the termination of our 401(k) plan in December 2017, we ceased making contributions to participant accounts under the Supplemental Executive Retirement Plan (“SERP”). Mr. Jehl is the only NEO who participated in the SERP. In connection with his resignation, Mr. Jehl received the balance of his account under the SERP pursuant to the terms of the plan. See page 38 of this Proxy Statement for further details on Mr. Jehl's Change in Control/Severance Agreement.
(2)Our SERP provides that earnings are credited annually on January 1 based on the balances as of the prior year end and a return based on the Applicable Federal Rate as published by the Internal Revenue Service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Mr. Jehl's Change in Control/Severance Agreement

Mr. Jehl resigned from his position as Executive Vice President, Chief Financial Officer and Treasurer on November 5, 2019 and his employment with the Company ceased on that date. As of such separation, Mr. Jehl was a party to a change in control/severance agreement (the “Change in Control Agreement”), which we amended effective December 31, 2017 following the acquisition of a controlling level of ownership of the Company by D.R. Horton, Inc. (the “Merger”).

The Merger constituted a change in control for purposes of the Change in Control Agreement, and Mr. Jehl’s November 5, 2019 resignation triggered the payment of the following benefits under this agreement:
•a lump sum cash severance payment of $1,450,000, which equals two times his highest base salary during the three-year period prior to his resignation plus two times his highest actual annual bonus for any of the three fiscal years preceding his resignation (the "Cash Severance");
•a lump sum payment of $17,100, which is equal to two years of company contributions under the 401(k) plan assuming that Mr. Jehl (x) made the maximum permissible contributions; and (y) earned compensation at the highest rate of compensation during the three-year period prior to his resignation (the "Retirement Plan Contributions");
•a $31,597 pro-rated 2020 annual incentive bonus (the "2020 Pro-Rated Bonus");
•$200,000, which reflects Mr. Jehl’s earned but unpaid incentive compensation for the second half of fiscal 2019 (the "Unpaid 2019 Bonus");
•$66,681 for the provision of life, accidental death and dismemberment, medical and dental benefits for two years at no greater cost to Mr. Jehl than the cost he paid for such benefits prior to his resignation, which reflects the anticipated premiums to convert Mr. Jehl’s life and AD&D policies to personal policies for two years; anticipated COBRA premiums for 18 months and the projected cost of individual medical and dental policies for six months. He will also receive tax gross-ups totaling $39,162 on these payments to offset anticipated individual income taxes;
•full acceleration of vesting of the 13,900 unvested RSUs that Mr. Jehl held as of his separation date;
•reimbursement for outplacement services for one year not to exceed $108,750 (15% of the sum of Mr. Jehl’s highest base salary during the three years preceding his resignation plus his highest actual annual bonus for any of the three fiscal years preceding his resignation) of which $2,894 has been reimbursed to date; and
•reimbursement of $30,440 in legal fees that Mr. Jehl incurred in connection with his negotiation of a Separation and Release Agreement (as described below).

The Cash Severance, Retirement Plan Contributions, 2020 Pro-Rated Bonus and the Unpaid 2019 Bonus were paid to Mr. Jehl on May 5, 2020, following a required six-month delay under Internal Revenue Code Section 409A, and such payments were adjusted for interest at a 1.9% annual rate in accordance with the terms of the Change in Control Agreement (for total interest payments of $16,138). As a condition to receipt of these payments and benefits, Mr. Jehl entered into a Separation and Release Agreement with us, which also included a general release of claims, a mutual non-disparagement provision and provided for an additional $125,000 payment in exchange for Mr. Jehl’s execution of such agreement. Please see the section entitled "Nonqualified Deferred Compensation" on page 37 for additional information on such amounts that became payable to Mr. Jehl under our SERP.

Shared Services Agreement

Pursuant to the Shared Services Agreement, Mr. Wheat served as our Principal Financial Officer from November 6, 2019 to May 1, 2020. Mr. Wheat did not receive any compensation or benefits for serving as our Principal Financial Officer.

Equity Incentive Awards

As of September 30, 2020, only Mr. Tomnitz held outstanding equity awards under our 2007 Stock Incentive Plan. Pursuant to the terms of the award agreement thereunder, Mr. Tomnitz’s outstanding equity awards immediately vest upon the earlier of his death, disability or retirement (at age 77 or later) or a change in control of the Company, as defined in the 2007 Stock Incentive Plan. The employee retains any dividends earned prior to termination. Though our 2007 Stock Incentive Plan terminated on November 29, 2017 and no awards may be granted after such date, the termination of the plan does not affect the validity of Mr. Tomnitz’s outstanding equity awards.

Under our 2018 Stock Incentive Plan, the administrator will determine and include in any award agreement the terms and conditions applicable to any unvested stock options, stock appreciation rights, restricted stock and restricted stock units following the termination of a participant’s employment with the Company, D.R. Horton or any of their respective subsidiaries. Generally, if a retirement-eligible employee retires, or upon the participant’s disability, death, or a change in control of the Company, all RSUs will vest in full if the participant had continuous status as an employee since the grant date of the award. Otherwise, in the event of a participant’s termination, all unvested RSUs will immediately cease to vest and all unvested RSUs and any rights to the underlying shares will be terminated on the date of termination. Generally, transfers of employment (or engagement) among the Company, D.R. Horton, and their respective subsidiaries will not give rise to a “termination of employment” under the 2018 Stock Incentive Plan. As of September 30, 2020, Messrs. Tomnitz, Bartok and Allen held outstanding equity awards under our 2018 Stock Incentive Plan. Pursuant to the terms of each NEO’s award agreement under our 2018 Stock Incentive Plan, each NEO’s equity awards immediately vest upon the earlier of such NEO’s death, disability, retirement (at age 65 or later) or a change in control of the Company, as defined in the 2018 Stock Incentive Plan.

Quantification of Termination Payments and Benefits

The following table summarizes the estimated amounts our NEOs that were employed as of September 30, 2020 would have become entitled to in the event of a termination of such executive officer’s employment under various scenarios. The amounts shown assume that such termination was effective as of September 30, 2020 and include estimates of the amounts that would be paid to each executive officer upon such executive officer’s termination of employment or a change in control of the Company. The table includes only additional benefits that result from the termination of employment or the change in control of the Company and does not include any amounts or benefits earned, vested, accrued or owing under any plan for any other reason. The actual amounts to be paid can only be determined at the time of such executive officer’s separation from the Company or a change in control of the Company.

	Severance and Retirement Benefits	Pro-rata Bonus Payment	Value of Equity Awards that Vest	Welfare Benefits	Outplacement	Aggregate Payments
Mr. Tomnitz
Change in Control(1)	$—	$—	$915,002	$—	$—	$915,002
Termination other than for Retirement, Death or Disability	$—	$—	$—	$—	$—	$—
Retirement(1)	$—	$—	$844,202	$—	$—	$844,202
Death(1)	$—	$—	$915,002	$—	$—	$915,002
Disability(1)	$—	$—	$915,002	$—	$—	$915,002
Mr. Bartok
Change in Control(2)	$—	$—	$621,854	$—	$—	$621,854
Termination other than for Retirement, Death or Disability	$—	$—	$—	$—	$—	$—
Retirement(2)	$—	$—	$—	$—	$—	$—
Death(2)	$—	$—	$621,854	$—	$—	$621,854
Disability(2)	$—	$—	$621,854	$—	$—	$621,854
Mr. Allen
Change in Control(3)	$—	$—	$110,625	$—	$—	$110,625
Termination other than for Retirement, Death or Disability	$—	$—	$—	$—	$—	$—
Retirement(3)	$—	$—	$—	$—	$—	$—
Death(3)	$—	$—	$110,625	$—	$—	$110,625
Disability(3)	$—	$—	$110,625	$—	$—	$110,625

(1)As of September 30, 2020, Mr. Tomnitz was not eligible for retirement vesting under the applicable award agreement pursuant to our 2007 Stock Incentive Plan, but had reached normal retirement age under the applicable award agreements pursuant to our 2018 Stock Incentive Plan.
(2)As of September 30, 2020, Mr. Bartok had not reached normal retirement age under the applicable award agreements pursuant to our 2018 Stock Incentive Plan.
(3)As of September 30, 2020, Mr. Allen had not reached normal retirement age under the applicable award agreement pursuant to our 2018 Stock Incentive Plan.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Mr. Fuller (Chair), Ms. Jamieson, Mr. Ringler and Mr. Spitzer. During service on the Compensation Committee, no member served as an officer or employee of ours at any time or had any relationship with us requiring disclosure as a related-party transaction under SEC rules. During fiscal 2020, none of our executive officers served as a director of another entity, one of whose executive officers served on the Compensation Committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board of Directors.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes shares outstanding and available under our equity compensation plans as of September 30, 2020:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(2)	261,463	n/a	2,675,365
Equity compensation plans not approved by stockholders	None	n/a	None
Total	261,463	n/a	2,675,365

(1)Consists solely of restricted stock units, which do not have an exercise price.
(2)Our 2007 Stock Incentive Plan terminated on November 29, 2017, and no awards may be granted under the plan after such date. The termination of the plan does not affect the validity of awards outstanding under the plan on the date of termination. The number of shares remaining available for issuance represents the remaining number of share awards that may be granted under our 2018 Stock Incentive Plan.

CEO PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median compensated employee and the annual total compensation of Mr. Bartok, our CEO.

For 2020, our last completed fiscal year:
•the annual total compensation of the median compensated employee of our Company (other than our CEO) was $126,815; and
•the annual total compensation of our CEO was $1,592,413.

Based on this information, for fiscal 2020, the ratio of the annual total compensation of Mr. Bartok, our CEO, to the total compensation of our median compensated employee was 13 to 1.

To identify our median employee for fiscal 2020, as well as to determine the total annual compensation of our median employee and our CEO for fiscal 2020, we took the following steps:
1.We determined that, as of September 30, 2020, our employee population consisted of 141 individuals (excluding our CEO) with all of these individuals located in the United States. This population consisted of full-time, part-time and temporary employees.
2.To identify the median employee from our employee population, we obtained a listing of total compensation paid to each employee during fiscal 2020. For this purpose, total compensation included salary or wages, as applicable, commissions, bonuses, equity awards that vested or were exercised during the year and any other cash compensation. Such amounts were obtained from our payroll records. We annualized the salaries and wages of our full and part-time employees who were not employed for the entire fiscal year.
3.We identified our median employee using this compensation measure, which was consistently applied to all our employees as of the measurement date. Because all of our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the median employee.
4.Once we identified our median employee, we combined all of the elements of such employee’s compensation for fiscal 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
5.In addition to the amounts required to be reported as compensation in the Summary Compensation Table, we included the dollar value of employer paid non-discriminatory health insurance benefits in the total annual compensation of our median employee and of our CEO to better reflect our employee compensation practices.

The pay ratio as described above involves a degree of imprecision due to the use of estimates and assumptions but is a reasonable estimate that we calculated in a manner consistent with Item 402(u) of Regulation S-K.

PROPOSAL REGARDING ADVISORY VOTE ON THE APPROVAL
OF THE COMPANY’S EXECUTIVE COMPENSATION

The Board recognizes that executive compensation is an important matter for our stockholders. Our executive compensation programs are designed to implement our core compensation philosophy that executive compensation should relate to and vary with our performance. We believe our compensation programs are aligned with the interests of our stockholders.

Pursuant to Section 14A of the Securities Exchange Act of 1934, and as a matter of good corporate governance, we are asking you to vote, in a non-binding advisory manner, to approve the executive compensation philosophy and objectives described in the Compensation Discussion and Analysis (CD&A) section of this 2021 Proxy Statement, and the compensation of our NEOs, as disclosed in this 2021 Proxy Statement.

As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board of Directors values the opinions of our stockholders and will consider the outcome of the vote when making future decisions on the compensation of our NEOs and our executive compensation philosophy and objectives.

The Board of Directors has determined to hold annual advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation will occur at the 2022 Annual Meeting of Stockholders unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.

In accordance with the foregoing, we are asking stockholders to approve the following advisory resolution at the 2021 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of Forestar Group Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2021 Annual Meeting of Stockholders.

The Board of Directors Recommends a Vote “FOR” the Approval, in an Advisory Manner, of our Executive Compensation Philosophy and Objectives Described in the CD&A Section of the 2021 Proxy Statement, and the Compensation of our NEOs, as Disclosed in the 2021 Proxy Statement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial statements; compliance with legal and regulatory requirements; the adequacy of internal control over financial reporting; and the independence, qualifications, and performance of the independent registered public accounting firm and the internal auditors. Our duties and responsibilities are more fully described in our charter, which is available on the Company’s website at www.forestar.com.

Management is responsible for the financial statements, the effectiveness of internal control over financial reporting and compliance with legal and regulatory requirements. The independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and expressing its opinion on the conformity of the financial statements with generally accepted accounting principles.

In fulfilling our oversight responsibilities, we reviewed and discussed with management and with Ernst & Young LLP the audited financial statements for the year ended September 30, 2020. We also reviewed and discussed with Ernst & Young LLP the audit plans and results and the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. In addition, we received and reviewed the written disclosures and letter from Ernst & Young LLP required by applicable rules of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with Ernst & Young LLP their independence.

Based on this, we recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2020, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Donald C. Spitzer, Chair

Samuel R. Fuller

Lisa H. Jamieson

G.F. (Rick) Ringler, III

PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to continue to serve as the independent registered public accounting firm to audit our consolidated financial statements for fiscal year 2021. Fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for the last two fiscal years were:

	2020	2019
Audit Fees	$800,832	$996,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total(1)	$800,832	$996,000

(1)All of the fees listed above were approved by the Audit Committee, and therefore, none were approved based on waiver of pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.

All services provided by the independent registered public accounting firm must be pre-approved by the Audit Committee. Under the pre-approval policy, the Audit Committee pre-approves by type and amount the services expected to be provided by the independent registered public accounting firm during the coming year. This pre-approval is documented in the minutes of the Audit Committee meeting. The types of services the Audit Committee pre-approves annually are the audit, audit-related and certain tax services described above.

The Chairman of the Audit Committee may grant approvals between Audit Committee meetings for services not pre-approved by the full Audit Committee. Such approvals must be reported to the full Audit Committee at its next meeting. Pre-approval is not required for non-audit services that were not recognized as non-audit services at the time of engagement, if the aggregate amount of such services does not exceed the lesser of $100,000 or 5% of the total amount of fees paid to the independent registered public accounting firm during that fiscal year. Such services are promptly brought to the attention of and approved by the Audit Committee prior to completion of the current year’s audit. During fiscal 2020, no services were approved pursuant to this exception.

In addition, the Audit Committee must separately pre-approve any significant changes in scope or fees for any approved service. No pre-approval authority is delegated to management. Quarterly, the committee reviews the specific services that have been provided and the related fees.

Representatives of Ernst & Young LLP will be present in person or by conference call at the 2021 Annual Meeting and given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification is not required for the selection of Ernst & Young LLP because the Audit Committee has the responsibility for selecting our independent registered public accounting firm. The selection, however, is being submitted for ratification by the stockholders. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the selection.

The Board of Directors Recommends a Vote “FOR” the Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending September 30, 2021.

OTHER MATTERS

Other Business to be Presented

Our Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the 2021 Annual Meeting. If, however, any other business should be properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present appropriate proposals for inclusion in our proxy statement and for consideration at our annual meeting of stockholders by submitting their proposals to us in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2022 Annual Meeting, the proposal must be received by our Corporate Secretary by August 11, 2021 and must comply with the requirements of Rule 14a-8. Any stockholder proposal received after August 11, 2021 will not be considered for inclusion in our 2022 Proxy Statement.

Our amended and restated bylaws contain an advance notice procedure with regard to items of business to be brought before an annual meeting of stockholders by a stockholder. These procedures require that notice be made in writing to our Corporate Secretary and the item of business must otherwise be a proper matter for stockholder action. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting date is first mailed to stockholders or made public, whichever occurs first. Stockholder proposals to be brought before our 2022 Annual Meeting and submitted outside the processes of Rule 14a-8 will be considered untimely if they are submitted before October 11, 2021 or after November 5, 2021. Our amended and restated bylaws require that the notice of the proposal contain certain information concerning the proposing stockholder and the proposal.

Our amended and restated bylaws also contain an advance notice procedure for the nomination of candidates for election to the Board of Directors by stockholders. For a brief description of the nomination procedures, see “Election of Directors — How Nominees Are Selected.” Director nominations to be brought by stockholders before our 2022 Annual Meeting will be considered untimely if they are submitted before October 11, 2021 or after November 5, 2021.

Voting Questions or Assistance

If you have any questions or require assistance with the voting process, please call 866-232-3037 (domestic) or 720-358-3640 (international).

Electronic Delivery of Proxy Materials

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are offering stockholders the convenience of viewing online proxy statements, annual reports and related materials. With your consent, we can stop sending future paper copies of these documents. To elect this convenience, stockholders may follow the instructions when voting online at www.proxyvote.com. Following the 2021 Annual Meeting of Stockholders, you may continue to register for electronic delivery of future documents by visiting www-us.computershare.com/investor. If you own shares indirectly through a broker, bank, or other nominee, please contact your financial institution for additional information regarding enrolling for electronic delivery.

Requesting Documents from the Company

The 2021 Proxy Statement is available at https://www.forestar.com/investor-home/financial-information/proxy-statements/default.aspx. Our Annual Report on Form 10-K for 2020, is available at https://www.forestar.com/investor-home/financial-information/annual-reports/default.aspx. You may obtain a copy of any of these documents at no charge through our website or by contacting us for a printed set. The exhibits of the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. You may contact us for these purposes at: Forestar Group Inc., 2221 E. Lamar Blvd., Suite 790, Arlington, Texas 76006, Attention: Corporate Secretary.

This Proxy Statement is being sent to you by our Board of Directors.

DANIEL C. BARTOK	ASHLEY DAGLEY
Chief Executive Officer	Vice President and Corporate Secretary
Arlington, Texas
December 9, 2020

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following director nominees:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1a. Samuel R. Fuller	☐	☐	☐
1b. Lisa H. Jamieson	☐	☐	☐
1c. G.F. (Rick) Ringler,III	☐	☐	☐
1d. Donald C. Spitzer	☐	☐	☐
1e. Donald J. Tomnitz	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	**Against**	**Abstain**
2. Approval of the advisory resolution on Forestar's executive compensation.	☐	☐	☐
3. Ratification of the Audit Committee's appointment of Ernst & Young LLP as Forestar's independent registered public accounting firm for the fiscal year 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000477035_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

FORESTAR GROUP INC.
Annual Meeting of Stockholders
January 19, 2021 9:00 AM
This proxy is solicited by the Board of Directors

The stockholders(s) hereby appoint(s) Donald J. Tomnitz and Daniel C. Bartok, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FORESTAR GROUP INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, CST on January 19, 2021, at 2401 E. Lamar Blvd., Arlington, Texas 76006, and any adjournment or postponement thereof.

The proxy holders are authorized to vote, in accordance with their discretion, on all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting or any adjournment or postponement thereof, subject to compliance with Rule 14a-4(c) of the Securities Act of 1934, as amended.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000477035_2 R1.0.1.18